UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                )

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Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60507

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2022

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 17, 2022, at 9:00 a.m., central time, at Waubonsee Community College, 18 South River Street, Aurora, Illinois 60506, for the following purposes:

1.	to elect the six Class III director nominees named in the accompanying proxy statement;
2.	to conduct an advisory, non-binding vote to approve the compensation of our named executive officers;
3.	to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2022; and
4.	to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

The board of directors is not aware of any other business to come before the meeting.  Stockholders of record at the close of business on March 25, 2022 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:  Our 2022 proxy statement, proxy card and 2021 Annual Report to Stockholders are available free of charge online at www.oldsecond.com under “2022 Annual Meeting Materials.”

By order of the board of directors

James L. Eccher Chief Executive Officer and President

Aurora, Illinois

April 14, 2022

OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60507

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders.  The annual meeting is to be held at Waubonsee Community College, 18 South River Street, Aurora, Illinois 60506, on May 17, 2022 at 9:00 a.m., central time.  Old Second Bancorp, Inc. conducts a full service community banking and trust business through its wholly owned subsidiary, Old Second National Bank.

A copy of our annual report for the year ended December 31, 2021, which includes audited financial statements, is enclosed.  This proxy statement was first mailed to our stockholders on or about April 14, 2022.  As used in this proxy statement, the terms “Old Second,” “the Company,” “we,” “our” and “us” all refer to Old Second Bancorp, Inc., and its subsidiaries.  Additionally, references to the “Bank” refer to Old Second National Bank.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 25, 2022, the record date for the annual meeting, you owned shares of our common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting.  It also gives you information concerning these matters to assist you in making an informed voting decision.

When you sign and return the enclosed proxy card, or vote via the Internet, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed, ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the annual meeting, we urge you to complete, sign and return your proxy card, or vote via the Internet, in advance of the annual meeting in case your plans change.

What matters will be voted on at the meeting?

You are being asked to vote on three matters:

●	the election of the six Class III director nominees named in this proxy statement;
●	a non-binding, advisory proposal to approve the compensation of our named executive officers, which we refer to as the “say-on-pay” proposal; and
●	the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2022.

How does the board of directors recommend that I vote?

●	“FOR” the election of each Class III director nominee;
●	“FOR” the approval of the say-on-pay proposal; and
●	“FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2022.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may:

●	Vote via the Internet Before the Meeting: You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxyvote.com before the day of the annual meeting.

●	Vote by Proxy: If you choose to vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. If you receive more than one proxy card, it means that you have multiple accounts in our stock transfer records. Please sign and return all proxy cards to be sure ALL of your shares are voted.
●	Vote In-Person: You may choose to vote in person at the meeting. We will distribute written ballots to any stockholder of record who wishes to vote at the meeting.

Regardless of whether you plan to attend the meeting, you are urged to either vote via the Internet before the meeting or sign, date and return your proxy card. If you attend the meeting, you may continue to have your shares of common stock voted as you instructed in a previous delivered proxy.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in “street” name through a bank, broker or other nominee, how do I vote?

If your shares are held in the name of a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted.  Please follow their instructions carefully.

Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

What if I change my mind after I return my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting.  You may do this by:

●	timely delivering a new valid proxy bearing a later date either by mail, or electronic vote over the Internet, or
●	timely sending notice to our Stockholder Relations Manager, Shirley Cantrell, at Old Second Bancorp, Inc., 37 S. River St., Aurora, Illinois 60507, that you are revoking your proxy, or
●	attending the meeting and voting in person.

If you hold your shares in street name and desire to revoke your proxy, you will need to contact your bank, broker or other nominee to revoke your proxy or change your vote.

What is a broker non-vote?

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances.  Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters.  We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3, the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2022, but not with respect to any of the other proposals to be voted on at the annual meeting.  If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.  If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.”

What is the quorum requirement for the annual meeting?

We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of our issued and outstanding shares entitled to vote are present in person or by proxy at the annual meeting. On March 25, 2022, the record date, we had 44,461,045 shares of common stock issued and outstanding.  Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum.  Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

How many votes may I cast?

You are entitled to cast one vote for each share of stock you owned on the record date with respect to each of the proposals.  Stockholders do not have cumulative voting rights.  The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than six nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

What is the required vote for each proposal?

Assuming a quorum is present, the required vote for each proposal is as follows:

●	Proposal 1: Each Class III director will be elected by a majority of the shares having voting power present in person or represented by proxy at the annual meeting,
●	Proposal 2: The say-on-pay proposal requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting, and
●	Proposal 3: The ratification of Plante & Moran, PLLC as our independent registered public accounting firm for 2022 requires the approval of a majority of the shares having voting power present in person or represented by proxy at the annual meeting.

For each proposal, this means that the number of votes cast “FOR” each proposal must exceed the number of votes cast “AGAINST” or “ABSTAIN” with respect to that proposal.  This includes the proposal regarding the election of directors in accordance with the policy of majority voting in uncontested director elections set forth in our bylaws.

Broker non-votes will not affect the outcome of voting on a particular proposal, including the election of directors, but abstentions will have the effect of a vote against the applicable proposal or director.

Please note that, because the say-on-pay vote is advisory, it will not be binding upon our board of directors or our Compensation Committee.

All valid proxies that we receive will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares in street name through a broker and you do not give voting instructions, your broker is not permitted to vote your shares on any proposal other than Proposal 3, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted “FOR” each of the Class III director nominees named in this proxy statement, “FOR” the say-on-pay proposal, and “FOR” the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for 2022. If any other matters are presented at the annual meeting, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Where do I find the voting results for the annual meeting?

If available, we will announce preliminary voting results at the meeting.  The voting results will also be disclosed in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes approximately equal in number, serving staggered three-year terms.  As a result, the terms of only approximately one-third of our board members expire at each annual meeting.  The current term of our Class III directors will expire at this year’s annual meeting.  The term of our Class I directors will expire at the 2023 annual meeting and the term of our Class II directors will expire at the 2024 annual meeting.

Each proposed Class III director nominee currently serves as a Class III director.

Following a review and nomination from our Corporate Governance and Nominating Committee, our board has proposed that the following Class III directors be elected as Class III directors at our 2022 annual meeting of stockholders for a term that will expire at our 2025 annual meeting and until their respective successors are duly elected and qualified.

Class III Director Nominees

Name	Age	Served as Director Since
Keith Acker	72	2021
Edward Bonifas	62	2000
Gary Collins	63	2016
William B. Skoglund	71	1992
Duane Suits	72	2012
Jill York	58	2020

Each Class III director nominee will be elected if the number of shares voted “FOR” the nominee constitutes a majority of the shares having voting power present in person or represented by proxy at the annual meeting. Accordingly, broker non-votes will not have any effect on the outcome of voting, but abstentions will have the effect of a vote “AGAINST” the applicable nominee.

The board of directors recommends that you vote “FOR” each of the above Class III director nominees.

Set forth below is information concerning our other directors, whose term of office will continue after the annual meeting, including their age and year first elected or appointed as a director.

Continuing Directors

Name	Age	Served as Director Since
Class I (term expires 2023)
William Kane	71	1999
John Ladowicz	69	2008
Billy J. Lyons, Jr.	61	2020
Patti Temple Rocks	62	2015
John Williams, Jr.	68	2021

Class II (term expires 2024)
James Eccher	56	2006
Barry Finn	61	2004
Dennis Klaeser	64	2021
Keith Kotche	63	2021
Hugh McLean	63	2018
James F. Tapscott	71	2015

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification and until their respective successors are duly elected and qualified.

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.

No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Experience

Biographical information regarding each of our director nominees and continuing directors is set forth below, including the particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves.

Mr. Acker:  Mr. Acker became an Executive Vice President of the Bank in connection with our merger with West Suburban Bancorp, Inc. (“West Suburban”) on December 1, 2021.  Before our acquisition of West Suburban, he served as the Senior Vice President and Chief Operating Officer of West Suburban since 1991 and as President of West Suburban Bank since 1994. He also served as a director of West Suburban Bank since 1984. We consider Mr. Acker to be qualified for service on the board and Information Technology Steering Committee due to his experience as a bank executive, in particular at West Suburban and West Suburban Bank,  as well as his extensive knowledge of the market areas we serve, including the new markets we entered through our acquisition of West Suburban.

Mr. Bonifas:  Mr. Bonifas is the Executive Vice President of Alarm Detection Systems, Inc., a producer and installer of alarm systems, closed circuit video systems and card access control systems, a position he has held since 2000.  We consider Mr. Bonifas to be qualified for service on the board, the Risk Committee (as Chairman), the Nominating and Corporate Governance Committee and the Compensation Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the communities we serve.  Mr. Bonifas also serves on our Information Technology Steering committee where he uses his business expertise for cybersecurity oversight.

Mr. Collins:  Mr. Collins has served as our Vice Chairman since October 2016.  Before that, he was Vice Chairman of Talmer Bancorp, Inc., a publicly traded bank holding company, from 2011 until 2016.  He also served as a director of Talmer Bancorp, Inc. from 2010 until 2016. Mr. Collins served as Chairman and Co-Chief Executive Officer of Lake Shore Wisconsin Corporation, a bank holding company, from 2010 until 2011, and as a founding Managing Director and Vice Chairman of The Private Bank — Chicago from 1991 until 2009.  We consider Mr. Collins to be qualified for service on the board due to his experience focused within mortgage banking and real estate opportunities among residential, multi-family, and commercial lending. Mr. Collins serves on the Information Technology Steering Committee, Loan Committee and Risk Committee.

Mr. Eccher:  Mr. Eccher has served as Chief Executive Officer and President of the Company since 2015 and as President and Chief Executive Officer of the Bank since 2003. He also serves as Chief Operating Officer of the Company, a position he has held since 2007, and served as Senior Vice President and Branch Director of the Bank from 1999 until 2003.  Before that, he served as President and Chief Executive Officer of the Bank of Sugar Grove from 1996 until 1999.  We consider Mr. Eccher to be qualified for service on the board due to his experience in the financial services industry and his familiarity with our operations.  Mr. Eccher serves on the Loan Committee and the Risk Committee.

Mr. Finn:  Mr. Finn served as the President and Chief Executive Officer of Rush-Copley Medical Center from 2002 until his retirement in 2019.  Before that, Mr. Finn served as the Chief Operating Officer and Chief Financial Officer of Rush-Copley Medical Center from 1996 until 2002. We consider Mr. Finn to be a qualified candidate for service on the board, including as our Lead Director, and the Nominating and Corporate Governance Committee (as Chairman), Loan Committee, the Information Technology Steering Committee, the Compensation Committee and the Audit Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the communities we serve.

Mr. Kane:  Mr. Kane is a Partner of Label Printers, Inc., a printing company, a position he has held since 1977. We consider Mr. Kane to be a qualified candidate for service on the board, the Compensation Committee, and the Risk Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the communities we serve.

Mr. Klaeser:  Mr. Klaeser served as a Strategic Advisor to TCF Financial Corporation from October 2020 until June 2021.  Before that, he served as Chief Financial Officer of TCF Financial Corporation (formerly Chemical Financial Corporation) and TCF National Bank from August 2016 until April 2020.  Before that, Mr. Klaeser served as Chief Financial Officer and an Executive Managing Director of Talmer Bancorp, Inc. from May 2010 until Talmer Bancorp’s merger with Chemical Financial Corporation in August 2016.  Mr. Klaeser also served as Chief Financial Officer and a director of First Place Bank following its acquisition by Talmer Bancorp, Inc. from January 2013 until it was merged into Talmer Bank and Trust in February 2014.  Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010.  From 2003 until 2009, Mr. Klaeser was Chief Financial Officer of PrivateBancorp, Inc.  From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex merger and acquisition transactions, restructuring, and divestures.  Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union Securities. We consider Mr. Klaeser to be a qualified candidate for service on the board, the Compensation Committee, the Risk Committee and the Audit Committee due to his extensive executive-level experience in the financial services industry, including his service as a Chief Financial Officer for a public company.

Mr. Kotche:  Mr. Kotche is a partner at the law firm Levato & Kotche, a position he has held since 1984.  Before our acquisition of West Suburban, he served as a director of West Suburban Bank since 2010. He previously served on the board of STC Bancshares Corp. and STC Capital Bank.  We consider Mr. Kotche to be a qualified candidate for service on the board and the Loan Committee due to his experience in law and business, as well as his extensive knowledge of the market areas we serve, including the new markets we entered through our acquisition of West Suburban.

Mr. Ladowicz:  Mr. Ladowicz is the former Chairman and Chief Executive Officer of HeritageBanc, Inc. and Heritage Bank, where he served from 1996 until 2008, when it was acquired by the Company.  We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee, the Nominating and Corporate Governance Committee, the Loan Committee, and the Compensation Committee (as Chairman) due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

Mr. Lyons:  Mr. Lyons served for over 30 years with the Office of the Comptroller of the Currency, most recently as a National Bank Examiner, before his retirement in December 2019.  We consider Mr. Lyons to be a qualified candidate for service on the board and the Audit Committee, Risk Committee and Loan Committee of the Bank’s board of directors due to his extensive bank regulatory and bank supervision experience with the bank’s primary federal regulator.

Mr. McLean:  Mr. McLean has been a Partner with Rock Island Capital since November 2016.  Before that, Mr. McLean served as Regional President and Managing Director of Talmer Bank from 2010 until October 2016.  From 2009 until 2010, he was President and Director of Lake Shore Wisconsin Corporation.  Mr. McLean was Vice Chairman of The PrivateBank, a publicly traded commercial bank headquartered in Chicago, from 2001 until 2008, and was a Managing Director of The PrivateBank from 1996 until 2001.  He also held senior commercial banking positions with Firstar Bank and American National Bank prior to joining the PrivateBank in 1996.  We consider Mr. McLean to be a qualified candidate for service on the board, the Audit Committee, the Compensation Committee, the Information Technology Steering Committee, and the Loan Committee due to his previous experience in the financial industry.

Mr. Skoglund:  Mr. Skoglund serves as the Chairman of the Company and the Bank. From 1998 until 2014, Mr. Skoglund served as the Chief Executive Officer of the Company.  He also served as Chief Executive Officer of the Bank from 1996 until 2014.  We consider Mr. Skoglund to be qualified for service on the board due to his skills and experience in the financial services industry and his familiarity with our operations as our former Chief Executive Officer.  Mr. Skoglund serves on our Loan Committee and Risk Committee.

Mr. Suits:  Mr. Suits was a founding Partner of Sikich LLC, a financial services firm, from 1982 until his retirement in 2004.  We consider Mr. Suits to be a qualified candidate for service on the board, the Audit Committee and the Risk Committee due to his skills and experience in the financial services industry.

Mr. Tapscott:  Mr. Tapscott was a Partner of RSMUS LLP, an audit, tax and consulting firm, from 1991 until his retirement in 2015.  Before that, he was a Partner with Wilkes Besterfield and Co., Ltd., from 1972 until 1991. We consider Mr. Tapscott to be a qualified candidate for service on the board, the Risk Committee, the Loan Committee, the Nominating and Corporate Governance Committee and the Audit Committee (as Chairman) due to his previous experience in accounting and financial matters as a partner of RSMUS LLP and Wilkes Besterfield and Co., Ltd.

Ms. Temple Rocks:  Ms. Temple Rocks is a recently retired marketing executive. Her four decade career includes C-suite leadership roles for global marketing agencies including ICF Next, Golin and Leo Burnett. She was also the Chief Communications Officer for The Dow Chemical Company.  We consider Ms. Temple Rocks to be a qualified candidate for service on the board, the Information Technology Steering Committee (as Chairman), and the Risk Committee due to her business experience and familiarity with the greater Chicago market.

Mr. Williams:  Mr. Williams is Vice President of Bracing Systems, Inc., a construction supply and equipment supplier of masonry and concrete specialties, a position he has held since 1976. Before our acquisition of West Suburban, he served as director of West Suburban Bank since 1986. We consider Mr. Williams to be a qualified candidate for service on the board and the Risk Committee due to his experience in business, as well as his extensive knowledge of the market areas we serve, including the new markets we entered through our acquisition of West Suburban.

Ms. York:  Ms. York most recently served as President, Head of Equipment Finance and Leasing Solutions for Fifth Third Bank, until April 2020. Before that, she held various executive level positions with MB Financial Inc., including serving as its Chief Financial Officer, and most recently serving as its Vice President and as Executive Vice President, Specialty Banking and Mergers and Acquisitions, of its subsidiary bank, until it was sold to Fifth Third Bank in March 2019. We consider Ms. York to be a qualified candidate for service on the board, the Audit Committee, Risk Committee and the Information Technology Steering Committee of the Bank’s board of directors due to her extensive executive-level experience in the banking industry, including her service as a Chief Financial Officer for a public company.

Biographical Information for Executive Officers

Name	Title
James Eccher	President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Financial Officer
Gary Collins	Vice Chairman
Donald Pilmer	Executive Vice President, Chief Lending Officer
Richard Gartelmann	Executive Vice President, Wealth Management

Because each of Mr. Eccher and Mr. Collins also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Mr. Adams, Mr. Gartelmann and Mr. Pilmer is provided below:

Mr. Adams, age 48, joined the Company and the Bank in May 2017 to serve as an Executive Vice President and our Chief Financial Officer.  From November 2016 until joining us, he served as Executive Vice President and Director of Corporate Development and Strategy for TCF National Bank, where he oversaw corporate development and strategy. Before that, he served as Executive Managing Director, Corporate Development, of Talmer Bancorp, Inc. from 2011 and 2016. While at Talmer, Mr. Adams was responsible for management of internal financial reporting, budgeting, mortgage bank accounting, investor relations, strategic planning and corporate development activities.  Prior to joining Talmer, Mr. Adams also held positions as Managing Director of W2 Freedom, LLC, a private investment fund manager focused on investing in community banks, and as Director of Investor Relations for Fifth Third Bancorp.

Mr. Gartelmann, age 51, joined the Company and the Bank in 2011. He currently serves as Executive Vice President (a position he has held since 2018) and Head of Wealth Management (a position he has held since 2016). Before that, he was Senior Vice President and Head of Investments. Mr. Gartelmann has over 25 years of investment experience and over 23 years of banking experience.

Mr. Pilmer, age 57, joined the Company and the Bank in 1989.  He currently serves as Executive Vice President (a position he has held since 2012) and as Chief Lending Officer (a position he has held since 2016).  Mr. Pilmer manages the Commercial Banking unit and has more than 26 years of experience in the Commercial Banking industry.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, the board of directors is made up of seventeen directors, approximately one-third of whom are elected by the holders of our common stock every three years to serve staggered terms.  In accordance with our corporate governance procedures, the board does not involve itself in our day-to-day operations, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.

Director Attendance

The board of directors held four meetings during 2021.  All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served.  We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all of our then serving directors attended our annual meeting.

Code of Business Conduct and Ethics

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility.  Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting.  The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com.  We will post on our website any amendments to, or waiver from, the Code of Business Conduct and Ethics as it applies to any director or officer to the extent required to be disclosed by applicable NASDAQ or SEC requirements.

Director Independence

The board of directors has standing Audit, Nominating and Corporate Governance, and Compensation Committees, each of which is made up solely of directors who are deemed to be “independent” under the rules of NASDAQ. NASDAQ’s independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director’s status as an independent director.  The board has determined that all of the directors and nominees are “independent” as defined by the NASDAQ Stock Market, with the exception of Messrs. Eccher and Collins, each of whom is an executive officer, and Mr. Acker who serves as an officer of the Bank.

During its review of director independence, the board reviewed certain transactions between Alarm Detection Systems, Inc. and the Company.  Mr. Bonifas is an Executive Vice President of Alarm Detections Systems, Inc.  The board determined that Mr. Bonifas qualified as an independent director because the amounts paid by the Company to Alarm Detection Systems in 2021, which totaled approximately $267,293, were less than 1% of Alarm Detection System’s gross revenues for 2021 and because Mr. Bonifas had no interest in the transaction with the Company, except an indirect and de minimis interest as a stockholder of Alarm Detection Systems.

In addition, during its review of director independence, the board reviewed certain transactions between Temple Rocks IMC and the Company.  Ms. Temple Rocks is the Senior Partner of Temple Rocks IMC, a marketing firm.  Total payments to Temple Rocks IMC totaled approximately $54,077 in 2021.

Actions taken by each committee of the board are reported to the full board, usually at its next meeting.  The principal responsibilities of each of the committees are described below.

Board Resignation Policy

Our board of directors has adopted a resignation policy that provides that no person will be elected to serve, or will continue to serve, as a director of the Company after attaining age 73, and each director candidate or nominee has agreed that upon attaining age 73 during his or her tenure as director, the director will be deemed, effective at such time, to have resigned his or her directorship.

Our bylaws further provide that a nominee for director in an uncontested election will be elected by a majority of the shares having voting power present in person or represented by proxy at the meeting. Under our resignation policy, if a nominee receives more votes “against” his or her election than votes “for” his or her election, the director must promptly tender a written offer of resignation to the Chairman of the board of directors. Our Nominating and Corporate Governance Committee will promptly consider the director’s offer of resignation and recommend to the board of directors whether to accept or reject it. The board will act on the committee’s recommendation and will publicly disclose its decision within 120 days after the election results are certified.

Committees of the Board of Directors

Our board committees are currently composed as follows (M — member; C — chair):

Name	Audit	Compensation	IT Steering *	Loan*	Nominating and Corporate Governance	Risk
Keith Acker			M
Edward Bonifas		M	M		M	C
Gary Collins			M	M		M
James Eccher				C		M
Barry Finn	M	M	M	M	C
William Kane		M				M
Dennis Klaeser	M	M				M
Keith Kotche				M
John Ladowicz	M	C		M	M
Billy J. Lyons, Jr.	M			M		M
Hugh McLean	M	M	M	M
William B. Skoglund				M		M
Duane Suits	M					M
James Tapscott	C			M	M	M
Patti Temple Rocks			C			M
John Williams, Jr.						M
Jill York	M		M			M

*Bank-level committee.

Audit Committee

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee is solely responsible for the pre-approval of all required audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, in the “Governance Documents” section under “Investor Relations.”  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of our Audit Committee during 2021 were Mr. Tapscott (who serves as Chairman), Mr. Finn, Mr. Klaeser, Mr. Ladowicz, Mr. McLean, Mr. Suits, and Ms. York, each of whom is deemed to be an independent director under SEC Rule 10A-3 and NASDAQ’s listing requirements.  The Audit Committee met four times in 2021.

The board has designated each of Mr. Finn, Mr. Klaeser, Mr. Suits, Mr. Tapscott and Ms. York as  an “audit committee financial expert,” as such term is defined by the regulations of the SEC.  The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of our financial statements.  Mr. Tapscott and other audit committee members met on a quarterly basis during 2021 with our independent registered public accounting firm.

To review our annual Audit Committee report, please see “Proposal 3 — Ratification of Our Independent Registered Public Accounts — Audit Committee Report.”

Compensation Committee

The Compensation Committee reviews the performance of our executive officers and establishes their compensation levels.  The committee also has the authority, among other things, to:

●	review and approve the compensation of our chief executive officer and other executive officers;

●	approve performance goals and objectives relevant to the chief executive officer and other executive officers and evaluate, at least annually, the performance of the chief executive officer and other executive officers in light of those goals and objectives; review and approve (and administer) supplemental retirement benefit plans, employment agreements, and any severance arrangements or plans, including any benefits provided in connection with a change in control for our executive officers;
●	administer our incentive compensation plans and equity-based plans;
●	in consultation with our chief executive officer, review our management succession planning; and
●	review and evaluate the risks arising from our compensation policies and practices to determine whether our incentive compensation policies and practices are likely to have a material adverse effect on the Company.

The committee’s duties, responsibilities and functions are described more fully in its charter, which is available on our website at www.oldsecond.com, in the “Governance Documents” section under “Investor Relations.”  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of our Compensation Committee during 2021 were Mr. Ladowicz (who serves as Chairman), Mr. Bonifas, Mr. Finn, Mr. Kane, Mr. Klaeser, and Mr. McLean.  Ms. Temple Rocks also served on our Compensation Committee in 2021, but she resigned from the committee in October 2021, when the Company engaged her marketing firm, Temple Rocks IMC. The board determined that each member of the committee was an independent director under NASDAQ’s listing requirements.  The Compensation Committee met four times in 2021.

The Compensation Committee has the authority under its charter to select, or receive advice from, advisors (including compensation consultants).  In 2021, the committee continued its engagement of McLagan Partners, Inc., as independent advisors to assist the committee in determining and evaluating executive compensation.  The Compensation Committee assessed the independence of McLagan Partners, Inc., taking into consideration all factors specified in NASDAQ listing standards.  Based on this assessment, the Compensation Committee determined the engagement of McLagan Partners, Inc. did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year.  The committee also reviews on at least an annual basis whether each director is “independent” under NASDAQ listing requirements.  Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com, in the “Governance Documents” section under “Investor Relations.”  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60507, or by sending a request via e-mail to corporatesecretary@oldsecond.com.

The members of the Nominating and Corporate Governance Committee in 2021 were Mr. Finn (who serves as Chairman), Mr. Bonifas, Mr. Ladowicz and Mr. Tapscott.  Ms. Temple Rocks also served on our Nominating and Corporate Governance Committee in 2021, but she resigned from the committee in October 2021, when the Company engaged her marketing firm, Temple Rocks IMC. The board determined that each member of the committee was an independent director under NASDAQ’s listing requirements.  The Nominating and Corporate Governance Committee met one time in 2021.

Board and Committee Evaluation Process

Under its charter, our Nominating and Corporate Governance Committee annually reviews and assesses the performance of our board of directors, including each committee of the board, and makes recommendations for areas of improvement as it deems appropriate. In this regard, the Nominating and Corporate Governance Committee also oversees an annual assessment of each director’s individual performance, which may be accomplished through a self-evaluation process. Each of the key committees of the board of directors (Audit, Compensation and Nominating and Corporate Governance) also performs an annual assessment of its performance and charter.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any.  The committee reviews each candidate in light of the criteria that we believe each director should possess.  Included in the criteria are whether each nominee: (i) meets the minimum requirements for service on the board of directors contained in our bylaws; (ii) possesses the highest personal and professional ethics, integrity and values; (iii) has, in the committee’s opinion, a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; (iv) has demonstrated effective leadership and sound judgment in his or her professional life; (v) has a strong sense of service to the communities in which we serve; (vi) has exemplary management and communication skills; (vii) is free of conflicts of interest that would prevent him or her from serving on the board; (viii) will ensure that other existing and future commitments do not materially interfere with his or her service as a director; (ix) will review and agree to meet the standards and duties set forth in the Company’s Code of Business Conduct and Ethics; (x) is willing to devote sufficient time to carrying out their duties and responsibilities effectively; and (xi) is committed to serving on the board for an extended period of time.  While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise and other demographics which may contribute to the board.  The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent).

The committee, when considering potential board members, will look at all of the foregoing criteria.  The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as our director nominees.  Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended 75% of committee meetings of which he or she is a member.  The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

All of the nominees for election as directors at the 2022 annual meeting were recommended for nomination by the committee.  The committee did not receive any formal nominations for directors from our common stockholders.

Board Diversity

Our Nominating and Corporate Governance Committee is focused on board diversity. The following matrix details the current gender identity and demographic background of the members of our board of directors. The format of the diversity matrix complies with NASDAQ’s Listing Rule 5606 which takes effect this year and requires annual disclosure of board-level diversity statistics.

Board Diversity Matrix (As of March 31, 2022)

Board Size:
Total Number of Directors		17

Gender Identity:	Male		Female
Directors	15		2

Demographic Background:
African American or Black	1		0
Alaskan Native or Native American	0		0
Asian	0		0
Native Hawaiian or Pacific Islander	0		0
White	14		2
Two or More Races or Ethnicities	0		0
LGBTQ+		0

Common Stock Ownership and Retention Guidelines for Non-Employee Directors

In order to align the interests of board members and stockholders, we require each non-employee director to develop a significant equity stake in the company. The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

Non-employee directors are expected to acquire, and hold during their service as board members, shares of our common stock equal in value to at least three times the annual cash retainer for non-employee directors.   Each non-employee director will have five

years from the date they first become subject to these guidelines to achieve these target ownership levels. Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied.

The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership.

All of our non-employee directors are currently in compliance with these guidelines.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separate positions within our Company. Mr. Skoglund, our former Chief Executive Officer, serves as our Chairman, and Mr. Eccher serves as our Chief Executive Officer and President.  We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.

Our board of directors has also created the position of a “Lead Independent Director,” who assists the board of directors in assuring effective corporate governance, and serves as chairman when the board of directors meets in independent director sessions. In 2021, our board of directors designated Mr. Finn to serve as Lead Independent Director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary, serves as a liaison between the chair or the chief executive officer and the independent directors on certain matters, and has power to provide formal input on the agenda for meetings of the board. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee’s selection.

Our board of directors believes this structure is appropriate for our Company because it allows our Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, while allowing us to leverage the experience and perspective of our Chairman through his guidance to our Chief Executive Officer and senior management, as well as to the board of directors.  In addition, the Lead Independent Director, who is an independent member of our board, provides independent leadership within our board that strengthens its effectiveness and oversight of our business.

Board’s Role in Risk Oversight

General

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, cyber security risk, reputational risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of the risks we face, while the board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight.  In particular, the Risk Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team’s senior risk officer regarding comprehensive organizational risk as well as particular areas of concern.  The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the Company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Cyber and Information Security

Our IT Steering Committee, chaired by Ms. Temple Rocks, is responsible for cybersecurity oversight, which is also incorporated into our overall enterprise risk management program overseen by our Risk Committee. Both our IT Steering and Risk Committees meet at least quarterly. Meetings of our IT Steering Committee are regularly attended by our Chief Technology Officer and Information Security Officer.  While the IT Steering Committee and the board of directors to which it reports, oversees our cybersecurity risk management, management is responsible for the day-to-day cybersecurity risk management processes. Threats from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

Our enterprise information security program was designed by using elements from the FFIEC Information Security and Cybersecurity guidance, ISO 27000 series and National Institution of Standards of Technology.  We use a variety of tools to continually monitor our threat environment including a robust asset management program, network security monitoring, regular patch management, threat intelligence, third party service oversight, training and testing of key controls.  We maintain a multifaceted Business Continuity Plan and Incident Response Plan that is routinely updated and tested.  Our staff receives formal information security training under a multifaceted approach that includes tabletop exercises, web-based training and regular phishing and social engineering training.  We maintain a standalone cyber insurance policy that is intended to defray the costs of an information security breach. Our information security program is independently audited no less than annually and we perform routine internal and external penetration testing.

Corporate Social Responsibility

We know that many of our stockholders expect that we conduct our business in a socially responsible manner through our actions and interactions with our customers, colleagues and within the communities that we serve. Since we were founded, we have worked to integrate corporate social responsibility into our activities. We strive to be a good corporate citizen by operating as an employer that is committed to our team members and, through our bank branches, by maintaining strong ties to the communities in which our customers live, work and do business. Although not an exhaustive list, examples of our activities that reflect our strong commitment to corporate social responsibility include:

Commitment to Community

Giving back to the communities we serve has always been an important part of our culture as a local community bank.  We proudly support the communities in which we operate, not only through our banking operations, but through our employees’ volunteer and community-service efforts.

●	We currently maintain an “Outstanding” rating under the Community Reinvestment Act.
●	In 2021, we continue to be committed to community service and have sponsored and participated in a number of employee led events including blood drives, Toys for Tots, and Angel Tree programs, to name a few. In addition, we provide employees up to eight hours of special purpose paid time off annually specifically to support their communities.
●	In 2021, we originated or extended approximately $45 million of community development loans, supporting affordable housing, community service organizations and community revitalization and stabilization efforts.
●	In 2021, we committed or paid more than $90,000 in donations to support community organizations, including donations to a nonprofit healthcare organization supporting low and moderate income families, a nonprofit organization supporting low income individuals faced with physical, intellectual and mental health challenges, and a nonprofit organization dedicated to providing low income families with housing opportunities throughout the Chicago area.

Employee Engagement and Welfare

We believe that our continued growth and future success will depend in large part on the quality of service provided by our employees.  We understand that a highly engaged and empowered workforce is key to driving success for our customers, our business, our communities and our stockholders.

We seek to provide a compelling value proposition to our employees by providing market-competitive pay and benefits which include retirement programs, broad-based bonuses, health and welfare benefits, financial counseling, paid time off, family leave and flexible work schedules.

In 2021, we concluded a management development program that provided 40 employees with the opportunity to participate in a Management Development Workshop Series that included over ten hours of structured content curated to cover topics critical to management development. The concluding off-site event including professional speakers and content, networking, and senior management attendance.  More than 75% of the participants in this series were either women and/or racially or ethnically diverse.

Throughout the COVID-19 pandemic, we have worked to provide our employees with the flexibility and resources needed to stay safe, healthy and productive. As the pandemic evolved we adapted by taking appropriate action including closing branches, limiting employee contact with customers, and following contemporary public health guidance.  In addition, a significant percentage of our workforce has been offered the flexibility to work remotely at least some days per week, and we expect some form of this flexibility to continue through 2022.  In response to the pandemic, we are also monitoring employee morale and stress levels, developing new paid leave practices and providing personal protective equipment.

Sustainable Business Practices

We recognize the opportunity to advance economic and social impact through sustainable business operations.  In our efforts to promote greater environmental responsibility and operate at an increased level of resource efficiency we:

●	Encourage conservation and recycling in the communities we serve via paperless statements and other electronic deliveries to our customers.
●	Have replaced the majority of our facilities’ water bottle services with water filtration systems to reduce plastic waste.
●	Seek opportunities to expand recycling programs throughout our locations, in addition to existing paper recycling and shred services in all of our locations.

Certain Relationships and Related Party Transactions

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to regulatory requirements and restrictions.  These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders).  We have also adopted policies to comply with these regulatory requirements and restrictions, including policies governing the approval of related party transactions.  Our Audit Committee reviews and approves all related person transactions between the Company and related parties in accordance with NASDAQ’s rules and regulations. For purposes of this review, related person transactions are those transactions required to be disclosed under applicable SEC regulations.

Banking Relationships

Certain of our executive officers and directors have, from time to time, engaged in banking transactions with Old Second National Bank and are expected to continue such relationships in the future.  All loans or other extensions of credit made by Old Second National Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2021, our Compensation Committee consisted of Mr. Ladowicz (chair), Mr. Bonifas, Mr. Finn, Mr. Kane, Mr. Klaeser, Mr. McLean and Ms. Temple Rocks (who resigned from the committee in October 2021).  No member of our Compensation Committee in 2021 was, during the last fiscal year, an officer or employee of the Company or formerly an officer of the Company.  In addition, none has had any relationship with the Company of the type that is required to be disclosed under “Certain Relationships and Related Party Transactions.” During 2021, none of our executive officers served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that had one or more executive officers serving as a member of the board of directors or Compensation Committee of the Company.

Vote Standard for Bylaw Amendments

Our certificate of incorporation and bylaws authorize our board of directors to adopt, amend or repeal our bylaws by a majority vote. In addition, under Delaware law, our stockholders also have the power to adopt, amend or repeal our bylaws. Under our bylaws, such an action would require a majority of the shares having voting power present in person or represented by proxy at the meeting.

Stockholder Communications with Our Directors

Our stockholders may contact any member of the board of directors (including our Chairman or Lead Independent Director), or the board as a whole, through our Corporate Secretary, by mail at 37 South River Street, Aurora, Illinois 60507, or by e-mail at corporatesecretary@oldsecond.com.  Any such communication should indicate whether the sender is an Old Second stockholder.  Any communication will be forwarded promptly to the board as a group or to the attention of the specified director per your request. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our board or any director or committee of our board.

Stockholder Proposals and Director Nominations

Stockholder Nominations of Directors. Under our certificate of incorporation a stockholder may nominate a candidate for election at a stockholder meeting by giving written notice, delivered to or mailed, to our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not fewer than 14 days nor more than 60 days before any meeting of the stockholders called for the election of directors.  If notice of the meeting is given to stockholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to our Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders Each written nomination must set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination; (b) the principal occupation or employment of each such nominee for the past five years and (c) the number of shares of our  stock beneficially owned by each such nominee and by the nominating stockholder.

Stockholder Proposal at the Meeting. A stockholder seeking to present any business at an annual meeting must submit a notice in writing to our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provide that, if the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the stockholder to be timely it must be delivered to us not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Our bylaws require the stockholder’s notice to the Company with respect to a stockholder proposal (other than a director nomination) for an annual meeting of stockholders, to include, among other things, (a) the stockholder’s name and address; (b) information about the stockholder’s stock ownership in the Company and certain interests and relationships; and c) a description of the business the stockholder desires to bring before the meeting.

Proposals in Our Proxy Statement. Under SEC rules, for a stockholder’s proposal to be included in our proxy statement and proxy card for the 2023 Annual Meeting of Stockholders, you must file a written notice of the proposal with our Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, or December 15, 2022, and must otherwise comply with the rules and regulations set forth by the SEC. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 25, 2022, by each director or nominee for director, by each named executive officer, by all of our directors, director nominees and executive officers as a group, and each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.  We have based our calculation of the percentage of beneficial ownership on 44,461,045 shares of common stock outstanding as of March 25, 2022.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of March 25, 2022.

	Shares Beneficially
Name	Owned	Percent of Class
Directors and named executive officers:
Keith Acker(1)	801,689	*
Bradley Adams(2)	102,306	*
Edward Bonifas(3)	163,091	*
Gary Collins(4)	151,871	*
James Eccher(5)	265,978	*
Barry Finn(6)	61,807	*
Richard Gartelmann(7)	22,075	*
William Kane(8)	49,080	*
Dennis Klaeser(9)	42,000	*
Keith Kotche(10)	158,158	*
John Ladowicz(11)	235,494	*
Billy J. Lyons, Jr (12)	8,258	*
Hugh McLean(13)	147,421	*
Donald Pilmer(14)	45,235	*
William B. Skoglund(15)	66,524	*
Duane Suits(16)	35,530	*
James Tapscott(17)	39,000	*
Patti Temple Rocks(18)	20,474	*
John Williams, Jr.(19)	20,272	*
Jill York(20)	8,000	*

All directors and executive officers as a group (20 persons)	2,444,263	5.5%

5% Stockholders:
FJ Capital Management LLC(21)	2,624,717	5.9%

*	Denotes ownership of less than 1%.
(1)	Consists of: (i) 801,689 shares held in Trust.
(2)	Consists of: (i) 75,300 shares held in a brokerage account; (ii) 17,428 shares held jointly with spouse; and (iii) 9.578 shares held in our 401(k) plan. Excludes 61,057 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Adams.
(3)	Consists of: (i) 163,901 shares held in a brokerage account. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Bonifas.
(4)	Consists of: (i) 69,736 shares held in a brokerage account; (ii) 76,768 shares held in an IRA account in Mr. Collins’ name; (iii) 5,367 shares held in our 401(k) plan. Excludes 59,108 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Collins.
(5)	Consists of: (i) 229,750 shares held in a brokerage account; (ii) 148 shares held jointly with his spouse; (iii) 30,086 shares held in our 401(k) plan; (iv) 5,994 shares held in our profit sharing plan and trust. Excludes 121,468 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Eccher.

(6)	Consists of: (i) 61,807 shares held in a brokerage account in Mr. Finn’s names alone. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Finn.
(7)	Consists of: (i) 12,922 shares held in a brokerage account; (ii) 6,873 shares held in our 401(k) plan; and (iii) 2,280 shares held in Mr. Gartelmann’s name outright. Excludes 17,490 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Gartelmann.
(8)	Consists of: (i) 49,080 shares held in a brokerage account. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kane.
(9)	Consists of: (i) 42,000 shares held in Trust. Excludes 4,580 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Klaeser.
(10)	Consists of: (i) 158,158 shares held in Mr. Kotche’s name alone. Excludes 3,080 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kotche.
(11)	Consists of: (i) 15,717 shares held in Mr. Ladowicz’s name alone; and (ii) 219,777 shares held in a Roth IRA. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Ladowicz.
(12)	Consists of: (i) 8,258 shares held in a brokerage account in Mr. Lyons’ name alone. Excludes 8,353 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Lyons.
(13)	Consists of: (i) 147,421 shares held jointly with his spouse. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. McLean.
(14)	Consists of: (i) 39,818 shares held in a brokerage account; (ii) 1,450 shares held by spouse in a brokerage account; (iii) 3,048 shares held in our 401(k) plan; and (iv) 919 shares held in our profit sharing plan and trust. Excludes 34,641 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Pilmer.
(15)	Consists of: (i) 66,524 shares held in a trust account in Mr. Skoglund’s name. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Skoglund.
(16)	Consists of: (i) 2,500 shares in Mr. Suits’ name held in a brokerage account; (ii) 32,530 shares held in an IRA; and (iii) 500 shares held in a Trust with his spouse. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Suits.
(17)	Consists of: (i) 29,421 shares held in a brokerage account; (ii) 5,579 shares held in an IRA; and (iii) 4,000 shares held in his spouse’s Trust. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Tapscott.
(18)	Consists of: (i) 7,421 shares held outright in Ms. Temple Rocks’ name; and (ii) 13,053 shares held in a brokerage account in Ms. Temple Rocks’ name alone. Excludes 9,853 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. Temple Rocks.
(19)	Consists of: (i) 13,147 shares held in Mr. William’s name alone; and (ii) 7,125 shares in his spouse’s name. Excludes 3,080 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Kotche.
(20)	Consists of: (i) 4,000 shares held in an IRA in Ms. York’s name and (ii) 4,000 shares in a joint living Trust with spouse. Excludes 8,353 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Ms. York.
(21)	This information is based solely on Amendment No. 2 to Schedule 13G/A filed by FJ Capital Management LLC with the SEC on February 11, 2022, reporting that Financial Opportunity Fund, LLC has shared voting and dispositive power over 2,212,987 shares; Financial Opportunity Long/Short Fund, LLC has shared voting and dispositive power over 82,256 shares; each of FJ Capital Management, LLC and Martin Friedman has shared voting power over 2,624,717 shares and shares dispositive power over 2,516,670 shares; each of Bridge Equities XI, LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC and Realty Investment Company, Inc. has shared voting and dispositive power over 108,047 shares. FJ Capital Management, LLC’s business address is 7901 Jones Branch Drive, Suite 210, McLean, Virginia 22102.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our compensation programs, the philosophy underlying our compensation strategy and the fundamental elements of the compensation paid to our “named executive officers” whose 2021 compensation information is provided in the tables following this discussion.  Our named executive officers as of December 31, 2021, are noted in the following table, along with their current titles:

Name	Title
James Eccher	President and Chief Executive Officer of the Company and the Bank
Bradley Adams	Executive Vice President, Chief Financial Officer
Gary Collins	Vice Chairman
Donald Pilmer	Executive Vice President, Chief Lending Officer
Richard Gartelmann	Executive Vice President, Head of Wealth Management

Introduction

Our CD&A is organized as follows:

●	Overview and Executive Summary. We provide background context and financial and operational highlights that puts our overall disclosure into perspective.
●	Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to reflect our compensation philosophy and related operating principles.
●	Elements of Compensation. The key components of our compensation program are base salary, annual cash incentive payments and long-term equity awards, with an emphasis on tying executive compensation to performance.
●	Severance and Change in Control Arrangements. We provide certain severance benefits in the event of Mr. Eccher’s involuntary termination and “double-trigger” change in control benefits to each of our named executive officers.
●	Compensation Process. Our executive compensation program is regularly reviewed by the Compensation Committee to ensure that we meet our compensation objectives and to ensure that our compensation program does not pose material risks to the Company.
●	Analysis of 2021 Compensation. Decisions on 2021 compensation are analyzed and explained in the context of our compensation objectives and performance.
●	Regulatory Considerations. We consider guidance established by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, in addition to various other regulatory requirements, in making decisions about executive compensation.

Overview and Executive Summary

Business Overview. We provide lending, deposit, and trust services for businesses and individuals.  We offer competitive commercial and personal banking products and are committed to providing superior customer service.  We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct our business.  We operate in an intensely competitive and uncertain business environment.  From a business perspective, not only do we compete with numerous companies in our markets for customers, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies.  Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

Financial and Operational Performance.  During 2021, we continued our emphasis on sustaining profitability and growth, with one of our most significant accomplishments being the announcement and closing of our merger with West Suburban Bancorp, Inc. and its subsidiary bank, West Suburban Bank (collectively, “West Suburban”). The merger increased our scale in the Chicago MSA, and with the addition of West Suburban’s low cost, core deposit franchise and excess liquidity, we believe the merger creates an opportunity for further growth and expansion of our commercial banking activity. Other accomplishments in 2021 included:

●	Net income of $20.0 million, which was negatively impacted by total merger-related costs of $21.8 million after-tax; and
●	An efficiency ratio (GAAP) of 76.47%, which was negatively impacted by merger-related expenses of $13.2 million pre-tax.

Overview of Certain Compensation-Related Performance Metrics. In 2021, our Compensation Committee selected, among others, corporate performance metrics for our annual incentive plan based on our:

●	Adjusted net income, which excluded after-tax losses on mortgage servicing rights, after-tax net security gains, and adjustments related to our acquisition of West Suburban, which included a Day Two allowance for credit loss provision and acquisition-related costs. Adjusted net income was earned at 100% of target based on our 2021 adjusted net income (non-GAAP) of $39.8 million, which was above our peer group median for return on average assets; and
●	Adjusted efficiency ratio, calculated as noninterest expense, excluding OREO expenses, amortization of core deposits, and acquisition-related costs, divided by the sum of net interest income on a fully tax equivalent basis, and total noninterest income less net gains and losses on securities, net losses on mortgage servicing rights, and including a tax equivalent adjustment on the increase in the cash surrender value of BOLI. Adjusted efficiency ratio was earned at 110.25% of target based on our 2021 adjusted efficiency ratio (tax-exempt, non-GAAP) of 65.80%.

Overview of Our Executive Compensation Programs.  The Company and the Bank share an executive management team.  The compensation packages of our named executive officers are determined and approved by our Compensation Committee based on their performance and roles for both the Company and the Bank.

We are committed to paying for performance.  This commitment is reflected by the significant portion of our named executive officers’ compensation that is provided through performance-based programs. Our executive compensation programs evolve and are adjusted over time to support our business goals and to promote both near- and long-term profitable growth.  Total compensation for each named executive officer varies with performance in achieving financial and nonfinancial objectives.

Accordingly, our executive compensation, particularly metrics for our short-term incentive plans, focused on the following goals and accountabilities: our net income growth; asset quality; expense control and efficiency of operations; and department and individual performance.  These metrics were prudently designed to contain and minimize risk while at the same time emphasizing growth and profitability.

Say-on-Pay.  At our 2021 annual meeting, approximately 95% of the votes cast on the say-on-pay proposal were in favor of approving the compensation of our named executive officers.  Our board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the results of the say-on-pay vote.  The Compensation Committee believes that these voting results reflect strong confidence in our board to exercise good judgement in structuring thoughtful executive compensation programs that benefit our stockholders.  We considered the result of the 2021 advisory vote on executive compensation but not for specific 2021 compensation decisions.  Based on this consideration and the other factors described in this CD&A, the Compensation Committee did not alter the policies or structure for named executives’ compensation for 2021.

Objectives of Our Compensation Program

The goal of our compensation program is to align the interests of management with those of our stockholders while minimizing undue risk-taking.  The Compensation Committee has designed our executive compensation program in a manner that does not provide our executives with incentives to engage in business activities or other behavior that would threaten our value or the investments of our stockholders.

The executive compensation program is intended to accomplish the following objectives:

●	pay for performance;
●	tie equity compensation to long-term value creation for our stockholders;
●	align the financial interests of our named executive officers with those of our stockholders;
●	maintain a corporate environment that encourages stability and a long-term focus for both us and our management;

●	maintain a program that:
o	clearly motivates personnel to perform and succeed according to our current goals;
o	attracts and retains key personnel critical to our long-term success; and
o	does not encourage undue risk-taking; and
●	seeks to ensure that management:
o	fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;
o	conforms its business conduct to the highest ethical standards;
o	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and
o	continues to avoid any conflict between its responsibilities to us and each individual’s personal interests.

Below we summarize certain governance practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay-for-Performance	We have structured compensation so that a meaningful portion of pay for our executive officers is subject to the attainment of key performance objectives.
Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.
Caps on Annual Cash Incentive Payments	We have appropriate caps on annual cash incentive payments.
Stock Ownership Guidelines	We maintain stock ownership guidelines of 3x salary for our chief executive officer and 3x annual retainer for our non-employee directors.
Double Trigger Change in Control Provisions	Our change in control provisions require a double trigger.
Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.

What We Don’t Do
No Tax Gross-Ups	We do not provide our executive officers excise tax gross-ups on benefits or under any change in control provisions or agreements.
No Excessive Perquisites	We do not offer excessive perquisites and those perquisites we do offer are limited and primarily serve to enhance our executives’ business development activities.
No Hedging or Pledging	We prohibit hedging of the pledging of our securities of our securities in a margin account or as collateral for a loan.
No Repricing of Options	Our Equity Incentive Plan prohibits repricing of underwater options without prior stockholder approval

Elements of Compensation

Our named executive officers’ compensation program consists of four main components: (a) base salary, (b) annual cash incentives, (c) equity awards and (d) additional benefits.

The Compensation Committee’s decisions regarding each of the components for the named executive officers are based in part on the Compensation Committee’s subjective judgment and consider qualitative and quantitative factors, as discussed below.  In reviewing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package.  This involves reviewing base salary, bonus/cash incentives, equity incentive awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan and any other payments, awards or benefits that an officer earns.  Additionally, the Compensation Committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.

The following overview explains the structure and rationale of the elements of compensation used for 2021.

Base Salary.  The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment.  In establishing an executive officer’s initial base salary the Compensation Committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

The Compensation Committee reviews salaries of the named executive officers on an annual basis.  As with all of its decisions regarding compensation levels, when reviewing salaries the Compensation Committee considers the levels of all aspects and components of the officer’s compensation, including the individual’s potential bonus and equity awards as well as the level of benefits and perquisites offered.  All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Annual Cash Incentives.  The Compensation Committee believes that annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives.  We use this component to focus management on the achievement of corporate financial goals while considering the mitigation of any risks which may affect our overall financial performance.

In February 2021, the Compensation Committee established performance metrics under the Old Second Bancorp, Inc. Executive Annual Incentive Plan, which we refer to as our “Incentive Plan.” Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives.  Generally speaking, performance targets are set so that improvement in a performance objective is necessary in order to receive any or all of the incentive award with respect to that objective.  In addition, under the Incentive Plan, in order to be eligible for a cash incentive payment with respect to a particular year, the executive must also meet the expectations of his position during such year.

Maximum incentive opportunities are capped under the Incentive Plan to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of our long-term soundness.

In 2021, the Compensation Committee also awarded our named executive officers a discretionary cash bonus related to the successful acquisition of West Suburban.

Equity Awards.  The Compensation Committee believes that senior management equity ownership effectively aligns the interests of senior management with those of our stockholders.  Accordingly, we have implemented equity-based incentives to both encourage our management’s long-term service and give management a more direct interest in our future success.  The equity incentive plan in effect in 2021, which was approved by our stockholders on May 21, 2019 (the “Equity Incentive Plan”), authorizes the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

All awards are at the discretion of the Compensation Committee and are generally subjective in nature.  In determining the number of equity awards to be granted to executive officers, the Compensation Committee considers individual and corporate performance goals and achievement as measured by those goals, the executive’s position and his or her ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations.  Because of the nature of equity awards, the Compensation Committee also evaluates prior awards of stock options and restricted stock and considers the overall wealth accumulation of a given executive officer through such awards.

As discussed below in “Analysis of 2021 Compensation—Long-Term Equity Compensation,” in 2021, the Compensation Committee granted our named executive officers service-based restricted stock units that are subject to three-year cliff vesting.  In addition, with respect to Mr. Eccher, Mr. Adams and Mr. Collins, in 2021, the Compensation Committee awarded performance-based restricted stock units subject to specified performance conditions to be measured over the three year period ending December 31, 2023.

Additional Benefits

Retirement Benefits.  We sponsor a tax-qualified 401(k) savings plan and trust intended to be qualified under Section 401(k) of the Internal Revenue Code.  Virtually all employees are eligible to participate after meeting certain age and service requirements.  Eligible employees are permitted to contribute up to a dollar limit set by law. Participants can choose between several different investment options under the 401(k) plan, including shares of our common stock.

During 2021, we provided a matching contribution on elective deferrals to eligible participants in an amount equal to 100% of the first 3% of each participant’s contributions, and 50% of the next 2% of the participant’s contributions.  There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant’s annual compensation.  The contribution amount granted each year is on a discretionary basis and there is no set formula used by the Compensation Committee. For 2021, the Compensation Committee elected not to make a discretionary profit sharing contribution.

Deferred Compensation.  On September 23, 2020, the Board of Directors adopted the Old Second Bancorp, Inc. Voluntary Deferred Compensation Plan (the “Restated Deferred Compensation Plan”), which amended and restated our prior Executive Deferred Compensation Plan.  The Restated Deferred Compensation Plan became effective on January 1, 2021 and, among other things, removed the mandatory company matching contributions for 2021 and beyond. However, the Compensation Committee may, in its discretion, make supplemental contributions (“Company Contributions”) to a participant’s retirement distribution account in the form of (a) matching contributions on behalf of participants who elect to make the maximum permissible deferral amount under the applicable 401(k) Plan, including catch-up contributions, and (b) profit sharing contributions. Company Contributions vest according to the schedule specified by the Compensation Committee on or before the time such contributions are made.

Under the Restated Deferred Compensation Plan, participants are permitted to make hypothetical investments with respect to their account balances.  The participants may select such hypothetical investments from an array of publicly-traded mutual funds that are held in an insurance company separate account.  Participants may elect to receive their deferred compensation balance in a lump sum or in installments.  Participants may make a withdrawal from the plan during their employment in the event of hardship as approved by the plan’s administrator.  The plan is administered through an independent service provider. Messrs. Eccher, Collins, Adams, Pilmer, and Gartelmann currently have account balances under our deferred compensation plan.

Perquisites and Other Benefits.  We provide general and customary benefit programs to executive officers and other employees.  Benefits offered to executives are intended to serve a different purpose than base salary, bonus, cash incentive and equity incentive awards.  While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability or death.  The benefits we offer to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits although there are some additional perquisites that may only be offered to executive officers.  Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year-to-year basis.  We will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Designated Officers/Managers	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Car Allowance	X	Not Offered	Not Offered
Country Club Membership	X	Not Offered	Not Offered

It is our belief that perquisites for executive officers should be very limited in scope and value.  Due to this philosophy, we have generally provided very nominal benefits to executives that are not available to full-time employees, and we plan to continue this approach in the future.  We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities.  These individuals are eligible to use the club membership for their own personal use.  Additionally, we provide Messrs. Eccher, Adams, Collins, Pilmer and Gartelmann with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers.  We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules.  We will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the Compensation Committee.

Severance and Change in Control Arrangements

Employment Agreements and Compensation and Benefits Assurance Agreements.  Under his employment agreement, we provide Mr. Eccher with certain “double trigger” severance benefits in the event of his involuntary termination following a change in control, as well as salary continuation following certain other involuntary terminations.  We have also entered into Compensation and Benefits Assurance Agreements with each of our other named executive officers which also provide “double trigger” severance benefits in the event of a qualifying termination following a change in control.  We believe these agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.  For a detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Acceleration of Equity Awards.  All employees, including our named executive officers, who receive equity awards under our Equity Incentive Plan will immediately vest in any unvested equity awards held by such employees upon the occurrence of a change in control if (a) the equity plan and the respective awards are not assumed by the surviving entity or (b) the plan and the respective awards are assumed by the surviving entity but the individual is terminated without cause or resigns for good reason.  Additionally, under the terms of the Employment Agreement and Assurance Agreements noted above and described in greater detail below, all equity awards held by a named executive officer will become vested and exercisable upon a qualifying termination following a change in control.

No Tax Gross-Ups.  We do not provide excise tax gross-ups on benefits under any change in control provisions or other agreements with named executive officers.  All of our named executive officers currently have employment agreements or Compensation and Benefits Assurance Agreements that provide that in the event the officer would be subject to excise tax for any amounts payable under such agreement, the amounts to be paid will be reduced to such lesser extent that would result in no portion of such amounts being subject to excise taxes.

Compensation Process

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to our executive officers.  Further, as required by guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC’s guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to the compensation plans, policies and programs maintained for our employees.

During 2021, the Compensation Committee convened in February, May, August and December. Mr. Ladowicz, as Chairman of the Compensation Committee, also met, as needed, with internal staff members to compile compensation information for this proxy statement.  The Compensation Committee also met in February 2022 to approve salaries, incentive plans and performance metrics for 2022, as well as approving officer incentives earned during 2021.

Role of Compensation Consultant.  The Compensation Committee’s charter gives it the authority to delegate its responsibility to members or subcommittees of the Compensation Committee.  Also, the charter gives the Compensation Committee the authority to hire outside consultants to further its objectives and responsibilities.  The Compensation Committee retained McLagan Partners, Inc. in 2021 to provide services in connection with a review and analysis of compensation paid to our named executive officers and board of directors.  In keeping with the Compensation Committee’s philosophy of comparing our compensation with that of the competitive marketplace on an annual basis, McLagan Partners, Inc. also provided the Compensation Committee an updated market analysis of our executive compensation program.

Role of Executive Officers.  The Compensation Committee relies upon the input of management, when carrying out its responsibilities in establishing executive compensation.  The Compensation Committee relies on Mr. Eccher’s input in establishing compensation for our named executive officers other than himself.  Management provides the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards.  The Compensation Committee also consults with management on matters that are relevant to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans.  Finally, the Compensation Committee consults with our management, specifically the Bank’s Chief Risk Officer, in completing the risk review with respect to employee compensation plans.  No executive officer participates in any recommendation, discussion or decision regarding his or her own compensation.

Peer Group.  Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered from a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations.  Our peer group of 18 financial institutions was jointly presented by McLagan Partners, Inc. and management and approved by the Compensation Committee.  The group is periodically reviewed, with changes made to reflect merger and acquisition activity, financial situation and development, and other considerations.  The institutions included in the peer group for 2021 include:

BankFinancial Corp. BayCom Corp. Byline Bancorp, Inc. Cambridge Bancorp Enterprise Bancorp, Inc. First Foundation, Inc. First Western Financial Inc. FS Bancorp, Inc. Guaranty Bancshares, Inc.	HarborOne Bancorp Inc. Lakeland Bancorp LCNB Bancorp PCB Bancorp Peapack-Gladstone Financial Republic First Bancorp, Inc. The Community Financial Corp. Univest Financial Corp. Westamerica Bancorp

Analysis of 2021 Compensation

This section describes the decisions made by the Compensation Committee with respect to the compensation for our named executive officers for 2021.

Base Salary.  We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above.  The salaries for 2021, determined by the Compensation Committee at the beginning of 2021, are set forth in the Summary Compensation Table below. In determining base salary levels, we generally considered the following:

●	the compensation philosophy and guiding principles described above;
●	the general economic factors in the financial industry beyond our control and our financial performance compared to our peers;
●	the experience and industry knowledge of our named executive officers and the quality and effectiveness of their leadership;
●	all of the components of executive compensation, including annual cash incentives, equity awards, retirement and death benefits, as well as other benefits and perquisites; and
●	internal pay equity among our executives.

The following table details the base salary of our named executive officers for the periods presented.

		2020	2021	Percent
Name	Position	($)	($)	Increase (%)
James Eccher	President and Chief Executive Officer	572,828	590,013	3.0
Bradley Adams	Executive Vice President, Chief Financial Officer	331,800	341,754	3.0
Gary Collins	Vice Chairman	326,229	336,016	3.0
Donald Pilmer	Executive Vice President, Chief Lending Officer	286,301	300,027	4.8
Richard Gartelmann	Executive Vice President, Head of Wealth Management	224,503	236,116	5.2

For 2021, the Compensation Committee increased the base salary of all executives listed based on our overall corporate performance in 2020, including net income growth, and each officer’s own individual performance. In addition, Mr. Pilmer’s increase also related to growth in commercial loans and commercial treasury management. Mr. Gartelmann’s base salary increase in 2021 compared to 2020 was commensurate with growth in wealth management income and assets under management in 2020 compared to 2019.

Annual Cash Incentive Payments.  As discussed above, under our Incentive Plan, the Compensation Committee, in consultation with our Chief Executive Officer, selects key performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives.  In addition, under the Incentive Plan, the Compensation Committee also determines each executive officer’s target incentive opportunity, expressed as a percentage of base salary.

For 2021, the Compensation Committee set the target potential incentive payment, expressed as a percentage of base salary, as follows:

	Percentage of	Target Incentive
	Base Salary	Payment
Name	(%)	($)
James Eccher	65	383,508
Bradley Adams	50	170,877
Gary Collins	45	151,207
Donald Pilmer	45	135,012
Richard Gartelmann	35	82,641

For 2021, the Compensation Committee selected five performance objectives, as identified in the following table (and described in more detail below), and assigned a weight for each performance objective, stated as a percentage of the total target incentive payment.

The performance objectives chosen by the Compensation Committee and the assigned weight for each objective for 2021 performance were as follows:

	Adjusted	Adjusted	Adjusted	Department/
	Net Income	Classified	Efficiency	Personal
	Growth	Assets Ratio	Ratio	Performance	Total(1)
Name	(%)	(%)	(%)	(%)	(%)
James Eccher	45	15	5	-	65
Bradley Adams	35	-	10	5	50
Gary Collins	30	15	-	-	45
Donald Pilmer	25	10	-	10	45
Richard Gartelmann	15	-	-	20	35

(1)	Represents each officer’s target incentive payment expressed as a percentage of their base salary. As discussed below, under the Incentive Plan, the Committee has set threshold and maximum performance levels for certain objectives.

The Compensation Committee established threshold, target and maximum performance levels and weights for each selected corporate goal.  Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each corporate goal.  If performance is below the threshold level for any particular corporate goal, no payment will be earned; however, payment will be earned for other corporate objectives that are achieved at least at a threshold level of performance.  Maximum represents the maximum level of performance at which, if achieved, a maximum payment is earned on each corporate goal. If performance exceeds the maximum level for any corporate goal, no further incentive above the maximum incentive for such corporate goal is earned.  Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate objectives.

How we defined each of these corporate objects is set forth below.

Adjusted Net Income Growth

Each named executive officer had a portion of their annual incentive tied to this performance objective in 2021.  The Compensation Committee believes that our growth, as measured by our adjusted net income, is an appropriate performance measure because it focuses on our financial performance, which in turn affects stockholder value.  The Compensation Committee defined adjusted net income in 2021 as net income, excluding after-tax losses on mortgage servicing rights, after-tax net security gains, and adjustments related to our acquisition of West Suburban, which included a Day Two allowance for credit loss provision and acquisition-related costs. In addition, the Compensation Committee determined to use a return on average assets (“ROAA”) metric for our performance, defined as net income divided by average assets, as compared to our peer group. The ROAA metric superseded the adjusted net income performance metric if we performed as well as, or better than, the median ROAA of our peer group.

The Compensation Committee applied the following scale to determine how much of the total assigned weight for this performance objective each named executive officer could receive based on our net income:

		Percent of
		Assigned
Adjusted Net Income	Notes	Weight (%)
$19.2 million	75% of 2021 budgeted net income	40	(1)
$21.7 million	85% of 2021 budgeted net income	60
$24.3 million	95% of 2021 budgeted net income	80
$25.6 million	2021 budgeted net income	100	(2)
ROAA	> 50% of peer group median ROAA	110
ROAA	> 65% of peer group median ROAA	115	(3)

(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 40% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 115% of the assigned weight being earned. The median return on average assets, or ROAA, for all peers listed above under “Compensation Process — Peer Group,” was used as a baseline for this metric.

Our adjusted net income in 2021 was $39.8 million, and our reported net income was $20.0 million. Our adjusted ROAA was not in excess of our peer group median.  Accordingly, each named executive officer earned 100.0% of the assigned weight for this performance objective.

Asset/Credit Quality

Mr. Eccher, Mr. Collins and Mr. Pilmer each had a performance objective related to asset quality, which was composed of two metrics, each making up 50% of the total assigned weight for this performance objective. The Compensation Committee believes that a continued focus by these executives on our asset/credit quality will ensure that we are working toward sustainable growth and profitability.

These metrics were (a) an adjusted classified assets ratio and (b) maintenance of a satisfactory asset quality rating with bank regulators.  Management monitors a ratio of classified assets as a percent of the sum of Bank Tier 1 capital and the allowance for credit losses, which is referred to as the “classified assets ratio.”  The adjusted classified assets ratio is our classified assets ratio, excluding any loans that were in nonperforming status due to deferral under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, as of December 31, 2021.   As noted in the table below, the adjusted classified assets ratio represents 50% of this performance metric, if earned at target.

Adjusted Classified	Percent of
Assets Ratio	Assigned Weight
(%)	(%)
11.95	25	(1)
11.20	37.5
10.44	50	(2)
9.70	55	(3)

(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 25% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 50% of the assigned weight being earned. An additional 50% of this metric is earned if a satisfactory asset quality rating with bank regulators is maintained, which would result in 100% of this total asset/credit quality metric being achieved.
(3)	Represents the maximum level of performance for this objective, which will result in 55% of the assigned weight being earned.

At December 31, 2021, our adjusted classified assets ratio was 9.05%. In addition, we maintained a satisfactory asset quality rating with bank regulators. As a result, Mr. Eccher, Mr. Collins and Mr. Pilmer each earned 105% of the assigned weight for this performance objective.

Adjusted Efficiency Ratio

The Compensation Committee believes that expense control and efficiency of operations is a goal we should continually strive for in order to provide for the best financial return for our stockholders.  Further, the Compensation Committee believes that our named executive officers are best situated to impact our efforts in this regard.  As such, Mr. Eccher and Mr. Adams each had a portion of their annual incentive tied to our adjusted efficiency ratio, as noted in the following table.  For 2021, our adjusted efficiency ratio was calculated as noninterest expense, excluding OREO expenses, amortization of core deposits, and acquisition-related costs, divided by the sum of net interest income, on a fully tax equivalent basis, and total noninterest income, less net gains and losses on securities and net losses on mortgage servicing rights, and including a tax equivalent adjustment on the increase in the cash surrender value of BOLI.

Adjusted	Percent of
Efficiency Ratio	Assigned
(%)	Weight (%)
≤ to 69.95	50	(1)
≤ to 68.95	75
≤ to 67.95	100	(2)
≤ to 65.95	110	(3)

(1)	Represents the threshold level of performance necessary to earn any portion of this objective, which will result in 50% of the assigned weight being earned.
(2)	Represents the target level of performance for this objective, which will result in 100% of the assigned weight being earned.
(3)	Represents the maximum level of performance for this objective, which will result in 110% of the assigned weight being earned.

For 2021, our adjusted efficiency ratio at year-end was 65.80% and, therefore, Mr. Eccher and Mr. Adams each earned 110.0% of their applicable assigned weight for this performance objective.

Department and Individual Performance

The Compensation Committee also set performance metrics for Mr. Adams, Mr. Pilmer and Mr. Gartelmann, related to their respective departments and/or individual performance to promote the leadership and development of our various lines of business.  For 2021, Mr. Adams was evaluated on Finance and Accounting Department strategies and efficiencies, and earned 5% of a possible 5% as a large profitability assessment project was completed.  Mr. Pilmer was evaluated on the growth of our commercial lending, commercial deposits and commercial fee income, and earned 6.1% of a possible 10% for this metric. Mr. Gartelmann was evaluated on the performance of our Wealth Management Department, including growth of wealth management income and assets under management, and earned 14.6% of a possible 15% for this metric. In addition, Mr. Gartelmann was also evaluated on trust department regulatory compliance, and he earned 5.0% out of 5.0% for this metric.

Total 2021 Annual Cash Incentive Plan Awards

As outlined above, the Compensation Committee reviewed our performance and the performance of each department and executive officer, as applicable.  Based on this review, the Compensation Committee approved awards at an amount equal to an interpolated amount between the total potential threshold incentive and the total maximum incentive for each performance objective (if the threshold performance level was obtained for such objective).  Our named executive officers’ actual cash incentive awards for 2021 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

		Percentage of
		Target Incentive
	Actual Award	Payment Achieved
Name	($)	(%)
James Eccher	418,201	109.0
Bradley Adams	174,295	102.0
Gary Collins	152,467	100.8
Donald Pilmer	124,061	91.9
Richard Gartelmann	81,696	98.9

Discretionary Bonus Payments.

In 2021, the Compensation Committee awarded a discretionary bonus to each of our named executive officers for the successful completion of our acquisition of West Suburban. See the “Bonus” column of the Summary Compensation Table under “Executive Compensation” below.

Long-Term Equity Compensation.

2021 TRSU Awards. In 2021, the Compensation Committee approved equity grants for our named executive officers comprised of time-vesting restricted stock units, or TRSUs, as shown in the following table.

Name	TRSUs (#)
James Eccher	20,476
Bradley Adams	10,726
Gary Collins	10,616
Donald Pilmer	10,108
Richard Gartelmann	4,954

The TRSUs are subject to three-year cliff vesting, with accelerated vesting in certain circumstances as described in the “Potential Payments upon Termination or Change in Control” section below.

2021 PRSU Awards. In 2021, the Compensation Committee also approved an award of performance-based restricted stock units, or PRSU, to three of our named executive officers, as shown in the following table.

Name	PRSUs (#)
James Eccher	20,476
Bradley Adams	10,726
Gary Collins	10,616

The performance period for these awards began on January 1, 2021 and ends on December 31, 2023.  The PRSUs will vest contingent upon the satisfactory achievement of the selected performance metrics, each measured relative to a peer group of 127 banks.  The performance metrics selected by the Compensation Committee for the above-referenced awards are:

●	Relative return on average tangible common equity; and

●	Growth in relative book value per share.

The number of PRSUs that ultimately vest and convert to shares may range from 0% to 150% of the underlying PRSUs originally awarded, depending on our performance relative to these performance metrics.

Perquisites and Other Benefits.  While the Compensation Committee reviews and monitors the level of other compensation offered to the named executive officers, the Compensation Committee typically does not adjust the level of benefits offered on an annual basis.  The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  The perquisites received by the named executive officers in 2021 are reported in the Summary Compensation Table below.  The benefits offered in 2021 to the named executive officers are expected to continue for 2022.

Regulatory Considerations

As a publicly-traded financial institution, we must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions.  These regulations do not set specific parameters within which compensation decisions must be made, but do require the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance.  While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers.  The Compensation Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans.  The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), such as Code Section 162(m) that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control.  In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results.  For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Code Section 162(m) generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a “covered employee.”  A “covered employee” includes (a) the Chief Executive Officer, (b) the Chief Financial Officer, (c) the three other most highly compensated executive officers, and (d) any individual who was a covered employee for any taxable year beginning after December 31, 2016.  Before 2018, we were permitted to receive a federal income tax deduction for qualifying “performance-based” compensation as defined under Code Section 162(m) without regard to this $1,000,000 limitation. However, updated U.S. tax legislation eliminated the performance-based exception. These new rules became effective starting in 2018 for us. To the extent that in 2018 or any later year, the aggregate amount of any covered employee’s salary, bonus, and amount realized from vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as income for federal income tax purposes by the covered employee exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.

Compensation-Related Governance Policies

Common Stock Ownership and Retention Guidelines for Our Chief Executive Officer

In order to align the interests of our chief executive officer with our stockholders, we have adopted a policy that requires our chief executive officer to develop a significant equity stake in the company.  The Compensation Committee is responsible for monitoring compliance with these stock ownership and retention guidelines.

Under the policy our chief executive officer must acquire and hold shares of our common stock equal in value to at least three times his or her annual base salary.  The officer will have five years from the date he or she first becomes subject to these guidelines to achieve these target ownership levels. If the officer acquires share of common stock under our equity-based incentive plans he or she must hold at least 50% of all net after-tax acquired shares until these stock ownership guidelines are satisfied. The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares and unvested time-based restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested performance-based restricted stock is also not counted toward stock ownership.  Currently, our chief executive officer is in compliance with these guidelines.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy, we prohibit:

●	trading in puts, calls or similar options on any of our securities or the sale of any of our securities “short”;
●	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; and
●	holding our securities in a margin account or pledging our securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing CD&A with management.  Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to our board of directors that the CD&A be included in this proxy statement and in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by:

Mr. John Ladowicz, Chairman

Mr. Edward Bonifas

Mr. Barry Finn

Mr. William Kane

Mr. Dennis Klaeser

Mr. Hugh McLean

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers:

								Change in
								Pension Value
							Non-Equity	and Nonqualified
							Incentive	Deferred	All
					Stock		Plan	Compensation	Other
Name and		Salary	Bonus		Awards		Compensation	Earnings	Compensation	Total
Principal Position(1)	Year	($)	($)		($)(2)		($)(3)	($)(4)	($)(5)	($)
James Eccher	2021	587,149	206,504	(6)	463,986	(7)	418,201	-	41,240	1,717,080
President and Chief	2020	566,582	-		288,110		393,962	-	81,659	1,330,313
Executive Officer	2019	530,303	-		290,475		285,731	-	57,333	1,163,842
Bradley S. Adams	2021	340,095	102,526	(6)	243,051	(7)	174,295	-	25,964	885,930
Executive Vice President	2020	329,933	-		144,263		164,407	-	27,585	666,188
and Chief Financial Officer	2019	318,525	-		131,630		151,464	-	35,434	637,053
Gary Collins	2021	334,385	100,805	(6)	240,559	(7)	152,467	-	39,704	867,920
Vice Chairman	2020	324,645	-		126,695		154,225	-	58,740	664,305
	2019	315,314	-		131,630		126,266	-	54,684	627,894
Donald Pilmer	2021	297,740	60,005	(6)	114,524	(7)	124,061	-	31,292	627,622
Executive Vice President,	2020	284,688	-		110,647		136,451	-	30,934	562,720
Commercial Lending	2019	275,386	-		93,572		87,690	-	29,030	485,678
Richard Gartelmann(8)	2021	234,181	23,612	(6)	56,129	(7)	81,696	-	26,998	422,616
Executive Vice President,	2020	223,238	-		54,226		51,187	-	27,009	355,660
Wealth Management

(1)	Reflects current principal positions.
(2)	The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation — Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 1 to our audited financial statements included in our 2021 Annual Report on Form 10-K.
(3)	See “Compensation Discussion and Analysis —Analysis of 2021 Compensation—Annual Cash Incentive Payments” above for a description of how the Compensation Committee determined the incentive payments awarded in 2021.
(4)	There were no above-market or preferential earnings on our nonqualified deferred compensation plan.
(5)	The 2021 amounts set forth in this column include the following:

	Mr. Eccher	Mr. Adams	Mr. Collins	Mr. Pilmer	Mr. Gartelmann
	($)	($)	($)	($)	($)
401(k) match	11,600	11,600	11,600	11,600	11,600
Life insurance	474	474	474	474	474
Car allowance	10,800	6,000	7,800	6,000	6,000
Country club/Social club dues	11,717	3,600	15,540	12,363	7,750
TRSU dividend equivalents	6,649	3,570	3,570	855	454
Cell phone reimbursement	-	720	720	-	720
Total	41,240	25,964	39,704	31,292	26,998

(6)	Represents a discretionary cash bonus paid for the successful completion of our acquisition of West Suburban Bancorp, Inc. and its subsidiary bank, West Suburban Bank, completed on December 1, 2021.

(7)	Represents the following awards and grant date fair values:

	PRSUs(a)	TRSUs
Name	($)	($)
Mr. Eccher	231,993	231,993
Mr. Adams	121,526	121,526
Mr. Collins	120,279	120,279
Mr. Pilmer	-	114,524
Mr. Gartelmann	-	56,129

a.	The PRSUs were determined to have a value at the grant date based on management’s assessment that it was probable that the PRSUs would vest in each performance period at 1.0x the number of units granted. However, if the highest level of performance conditions with respect to the PRSUs granted in 2021 are satisfied, then the value of the PRSUs, determined as of the grant date, would be as follows: Mr. Eccher – $347,990; Mr. Adams – $182,288; and Mr. Collins –$180,419.

(8)	Mr. Gartelmann became a named executive officer for the first time in 2020.

Grants of Plan-Based Awards

The following table shows plan-based awards granted to our named executive officers in 2021.

								All Other
								Stock Awards:	Grant Date
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Number of	Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of Stock	of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Awards ($)(4)
James Eccher	2/16/2021	165,204	383,508	435,135				20,476	231,993
					10,238	20,476	30,714		231,993
Bradley S. Adams	2/16/2021	64,933	170,877	192,237				10,726	121,526
					5,363	10,726	16,089		121,526
Gary Collins	2/16/2021	65,523	151,207	171,368				10,616	120,279
					5,308	10,616	15,924		120,279
Donald Pilmer	2/16/2021	45,004	135,012	149,263				10,108	114,524
Richard Gartelmann	2/16/2021	14,167	82,641	87,953				4,954	56,129

(1)	Amounts reported represent the potential payouts pursuant to our Incentive Plan subject to the evaluation criteria set by the Compensation Committee, with all payments subject to achievement of Company and/or individual and departmental goals as discussed in “Compensation Discussion and Analysis —Analysis of 2021 Compensation—Annual Cash Incentive Payments.” Actual amounts earned by each named executive officer are included in the column entitled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.
(2)	Represents the award of PRSUs to Messrs. Eccher, Adams and Collins, with a three-year performance period (2021-2023). The vesting is subject to the achievement of pre-established targets and the officer’s continued service through the vesting date. See “Compensation Discussion and Analysis – Analysis of 2021 Compensation – Long-Term Equity Compensation – 2021 PRSU Awards.” Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.
(3)	Represents the award of TRSUs that will cliff vest on the third anniversary of the grant date.
(4)	This amount represents the grant date fair value for equity awards in accordance with ASC 718 – “Compensation – Stock Compensation.” The grant date fair value of the PRSUs was estimated at the target performance level.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards at December 31, 2021, held by the individuals named in the Summary Compensation Table:

	Stock Awards
				Equity Incentive	Equity Incentive Plan
	Number of		Market value of	Plan Awards:	Awards: Market value
	shares or units of		of shares or	Number of shares	of PRSU shares or
	stock that have		units of stock that	or units of stock	units of stock that
	not vested		have not vested	that have not vested	have not vested
Name	(#) (TRSUs)		($) (TRSUs)(1)	(#) (PRSUs)	($)(1)(7)
James Eccher	66,476	(2)	833,609	20,476	256,769
Bradley Adams	32,689	(3)	409,920	10,726	134,504
Gary Collins	31,146	(4)	390,571	10,616	133,125
Donald Pilmer	26,381	(5)	330,818	-	-
Richard Gartelmann	13,427	(6)	168,375	-	-

(1)	Based upon the closing price of our common stock on December 31, 2021, of $12.54 per share.
(2)	Represents the following unvested TRSUs granted to Mr. Eccher:
●	22,500 TRSUs that vest on May 21, 2022
●	23,500 TRSUs that vest on February 18, 2023
●	20,476 TRSUs that vest on February 16, 2024
(3)	Represents the following unvested TRSUs granted to Mr. Adams:
●	10,196 TRSUs that vest on May 21, 2022
●	11,767 TRSUs that vest on February 18, 2023
●	10,726 TRSUs that vest on February 16, 2024
(4)	Represents the following unvested TRSUs granted to Mr. Collins:
●	10,196 TRSUs that vest on May 21, 2022
●	10,334 TRSUs that vest on February 18, 2023
●	10,616 TRSUs that vest on February 16, 2024
(5)	Represents the following unvested TRSUs granted to Mr. Pilmer:
●	7,248 that vest on May 21, 2022
●	9,025 that vest on February 18, 2023
●	10,108 that vest on February 16, 2024
(6)	Represents the following unvested TRSUs granted to Mr. Gartelmann:
●	4,050 that vest on May 21, 2022
●	4,423 that vest on February 18, 2023
●	4,954 that vest on February 16, 2024
(7)	Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested at 1.0x the number of units granted (representing satisfaction of corporate performance goals at the target performance level).

Stock Vested

The following table provides information concerning stock awards that vested in 2021 for our named executive officers.  No stock options were exercised by our named executive officers in 2021.

	Stock Awards
	Number of	Value
	shares acquired	realized on
	on vesting	vesting(1)
Name	(#)	($)
James Eccher	47,600	609,528
Bradley S. Adams	25,250	329,385
Gary Collins	25,250	329,385
Donald Pilmer	6,566	75,246
Richard Gartelmann	3,486	39,949

(1)	The dollar values reported in this column were calculated using the per share closing price of our common stock on the vesting date of the awards.

Nonqualified Deferred Compensation

We sponsor the Executive Deferred Compensation Plan, which is described in the CD&A above, and the Director Deferred Compensation Plan, which is described below following the Directors Compensation Table.  The plans provide a means by which certain executives and directors may voluntarily defer all or a portion of their compensation.  The plans are funded by participant deferrals.  The current plan, approved in 2020, effective January 1, 2021, does not allow for company matching contributions.  Discretionary employer profit sharing contributions are also no longer allowed under the plan approved in 2020.  With respect to their deferrals and our contributions, participants are permitted to make hypothetical investment elections in publicly-traded mutual funds, which are held in an insurance company separate account.  Earnings are credited to the participant accounts under the plan based on the performance of their hypothetical investment elections.  The deferrals to the Executive Deferred Compensation Plan are credited for earnings based on stock prices of their holdings.  Participants may elect to receive their plan balance in a lump sum or in installments.  Participants are permitted, in the discretion of the administrator, to make a withdrawal from the plan during their employment in the event of hardship.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions	contributions	gains (losses)	withdrawals/	balance at
	in last FY	in last FY	in last FY	distributions	last FYE
Name	($)(1)	($)	($)(2)	($)	($)(3)
James Eccher	-	-	26,042	-	430,846
Bradley S. Adams	-	-	4,107	-	19,007
Gary Collins	39,386	-	7,649	-	196,772
Don Pilmer	21,262	-	(1,080)	-	20,182
Richard Gartelmann	-	-	84	-	10,128

(1)	The amounts shown in this column are reported as compensation in the Summary Compensation Table.
(2)	There were no above-market or preferential earnings or appreciation in 2021 or previous years. Amounts included in this column are not included in the Summary Compensation Table.
(3)	The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” and “All Other Compensation” in the Summary Compensation Table for the applicable year.

Employment Agreement and Offer Letters

Mr. Eccher’s Employment Agreement

On September 16, 2014, but effective January 1, 2015, we entered into an employment agreement with Mr. Eccher to serve as Chief Executive Officer and President of the Company and the Bank.  The employment agreement had an initial term of one year, and will be automatically renewed for successive one-year terms, unless either party gives at least 90 days prior written notice of non-renewal; provided, that, the term will be extended for a two-year period immediately following a change in control that occurs during the term.  Under the employment agreement, Mr. Eccher initially received an annual base salary of $400,000.  The base salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Compensation Committee. His current base salary is $665,240.

In addition to his base salary, Mr. Eccher is eligible to receive performance-based annual incentive bonuses, in accordance with the Company’s annual incentive plan, a monthly car allowance of $900, reimbursement for costs associated with maintaining a country club membership, and also to receive employee benefits on as favorable a basis as other similarly situated senior executives of the Company.

We may terminate Mr. Eccher’s employment with or without cause, and Mr. Eccher may terminate his employment with or without good reason.  Mr. Eccher is also eligible for certain severance benefits upon a change in control.  Further detail on our severance obligations to Mr. Eccher, including the definitions of “cause”, “good reason” and “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Eccher’s employment agreement also contains provisions related to non-competition that generally preclude Mr. Eccher, for a period of 12 months following his termination without cause by the Company or for good reason by him, if he is terminated outside of the 24 month period following a change in control, from, among other things, engaging or investing in, managing, owning, operating, financing, controlling, participating in the ownership, management, operation or control of, being employed by, associated with, or in any manner connected with, serving as a director, officer or consultant to, any person or business entity that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, with an office within 25 miles from any banking or other office of the Company and its affiliates.  In addition, during the term and 12 months following his termination for any reason, he cannot (a) induce or attempt to induce any employee of the Company or any of its affiliates to leave their employment, (b) interfere with the relationship between the Company or its affiliates and any employee of the Company or its affiliates; or (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates or interfere with, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its affiliates with whom he had an ongoing business relationship to cease doing business with the Company or its affiliates.

Mr. Adams’ Offer Letter

On April 3, 2017, we entered into an offer letter with Mr. Adams, as amended on April 15, 2017 and April 19, 2017, to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank effective May 2, 2017.  Under the offer letter, Mr. Adams has an annual base salary of $300,000, which will be reviewed annually for merit increases by the board of directors.  His current base salary is $385,328.  In addition to his base salary, Mr. Adams is eligible to receive a performance-based annual incentive bonus of 50% of his base salary in accordance with the Company’s officer incentive plan, a monthly car allowance of $500, costs associated with maintaining a country club membership of up to $600 per month, and other benefits, including normal employee insurance benefits and 401(k) and profit sharing plans.

As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Adams that provides him with certain severance benefits if he is terminated following a change in control.  Further detail regarding our severance obligations to Mr. Adams, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Mr. Collins’ Offer Letter

On August 1, 2016, we entered into a revised offer letter with Mr. Collins (which superseded and replaced his April 1, 2016 offer letter), to serve as Vice Chairman of the Company and the Bank effective October 2016.  Under the offer letter, Mr. Collins has an annual base salary of $300,000, which will be reviewed annually for merit increases by the board of directors.  His current base salary is $378,858.  In addition to his base salary, Mr. Collins is eligible to receive a performance-based annual incentive bonus of 45% of his base salary. He is also eligible to participate in the Bank’s Deferred Compensation Plan and in other benefits plans, including normal employee insurance benefits and 401(k) and profit sharing plans.  As provided in the offer letter, we also entered into a Compensation and Benefits Assurance Agreement with Mr. Collins that provides him with certain severance benefits if he is terminated following a change in control.  Further detail regarding our severance obligations to Mr. Collins, including the definition of “change in control,” are set forth below under the heading “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

The board of directors believes that the interests of stockholders will be best served if the interests of executive management are aligned with the stockholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.

The employment agreement for Mr. Eccher provides for certain payments and benefits if we terminate Mr. Eccher’s employment without cause or if Mr. Eccher terminate his employment for good reason.  Mr. Eccher is also eligible for certain severance benefits upon a change in control.

In addition, each of Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann have entered into substantially similar Compensation and Benefits Assurance Agreements with us that provide for payments and benefits if the executive is terminated following a change in control. On March 16, 2021, we entered into an amended Compensation and Benefits Assurance Agreement with Mr. Gartelmann, which superseded and replaced his prior agreement dated June 17, 2014. The new agreement, among other things, removed the provision related to certain tax gross-up payments to Mr. Gartelmann, in the event any severance or other payments from the Company would constitute an excess parachute payment.

Employment Agreement with Mr. Eccher

The employment agreement provides for severance benefits in the event Mr. Eccher is terminated by the Company without cause or by the executive for good reason (each a “Termination”).  For a Termination during the employment period that does not occur in connection with a “change in control” of the Company (as defined below), Mr. Eccher is entitled to receive 24 months of base salary continuation.

For purposes of his employment agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

●	his demonstrably willful and deliberate act or his failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its affiliates, and which act or inaction is not remedied within 15 business days of written notice from the Company or the affiliate for which he works;
●	his conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its affiliates;
●	his death; or
●	if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or if he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

For purposes of his employment agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events, unless he agrees in writing that such event will not constitute “good reason”:

●	a material and adverse change in the nature, scope, or status of his position, authorities, or duties;
●	a material reduction in his base salary or a material reduction in his aggregate benefits or other compensation plans;
●	a relocation of his primary place of employment of more than 25 miles;
●	the failure by an acquirer to assume his employment at the time of a change in control; or
●	a material breach by the Company of his employment agreement.

For a Termination that occurs within 24 months after a change in control of the Company, which we refer to herein as the “Covered Period,” Mr. Eccher is entitled to receive an amount equal to three times the sum of his current base salary plus an amount equal to his average bonus paid for the three calendar years preceding the year of Termination (including deferred amounts).  Any severance paid in connection with a Termination during the Covered Period will be paid in a single lump sum.  In addition, Mr. Eccher will be entitled to immediate and full vesting of any outstanding, unvested equity awards, continued health insurance for him and his dependents for up to 18 months following the Termination at a cost that is the same as paid by active employees, and one year of outplacement services at the Company’s expense.

For purposes of his employment agreement, “change in control” will generally be deemed to have occurred upon, the first to occur of any of the following events:

●	any person (as defined in the employment agreement) is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of the Company representing 33% or more of the total voting power represented by the Company’s then outstanding voting securities; or
●	during any period of two consecutive years, individuals who at the beginning of such period constitute the board and any new director whose election by the board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
●	consummation of: (a) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 67% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (b) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

All severance benefits under the employment agreement are contingent upon Mr. Eccher’s execution and non-revocation of a general release and waiver of claims against the Company.

Compensation and Benefits Assurance Agreements with Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann

Each of Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann have entered into a Compensation and Benefits Assurance Agreement with us.  Each agreement has an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods.  In addition, on the effective date of a “change in control,” the agreement will automatically renew for a two-year period, which we refer to as the “extended period,” and thereafter will automatically terminate.

Each agreement provides that, in the case of: (a) a termination of employment by us without “cause” within six months prior to or 24 months immediately following, a change in control, or (b) a termination of employment by the executive for “good reason” within 24 months following a change in control, the executive officer will be entitled to:

●	a lump sum payment of accrued base salary, accrued vacation pay, unreimbursed business expenses and all other items earned by or owed to the executive through and including the date of termination.
●	a lump sum severance payment equal to two times the sum of (i) the greater of the executive’s annual rate of base salary in effect upon the date of termination or the executive’s annual rate of base salary in effect immediately prior to the occurrence of the change in control and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.
●	immediate 100% vesting of all stock options and any other awards which have been provided to the executive by us under any of our incentive compensation plans.
●	at the exact same cost to the executive, and at the same coverage level as in effect as of the executive’s termination, a continuation of the executive’s (and the executive’s eligible dependents) health insurance coverage for 24 months from the date of termination. If the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any pre-existing condition of the executive or the executive’s eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).
●	at our expense, standard outplacement services for a period of up to one year from the date of executive’s termination, with a maximum amount to be paid by us for such outplacement services limited to $20,000.

For purposes of each agreement, “cause” is generally defined to mean the occurrence of any one or more of the following events:

●	a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within 15 business days of written notice from the Company or the subsidiary for which the executive works; or
●	the executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

For purposes of each agreement, “good reason” is generally defined to mean the occurrence of any one or more of the following events within the extended period:

●	a material reduction or alteration in the nature or status of his authorities, duties, or responsibilities from those in effect as of 90 days prior to the change in control;
●	the requirement that the executive be based at a location in excess of 25 miles from his principal job location or office immediately prior to the change in control;
●	a reduction in the executive’s current base salary and/or other benefits or perquisites; or
●	the failure of the Company, or any of its subsidiaries, to keep in effect any of the compensation, health and welfare benefits, or perquisite programs under which the executive receives value, as such programs exist immediately prior to the change in control, or the failure of the Company or one of its subsidiaries, to meet the funding requirements, if any, of each of the programs. However, the replacement of an existing program with a new program will be permissible (and not grounds for a good reason termination) if done for all employees generally; or
●	the Company, or any successor company commits a material breach of any provision of the agreement including, but not limited to the Company failing to obtain the assumption of, or the successor company refusing to assume the obligations of the agreement.

For purposes of each agreement, the term “change in control” generally has the meaning ascribed to it in Mr. Eccher’s employment agreement as described above under “Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Eccher.”

In exchange for the payments and benefits provided, under each agreement, the executive officers have agreed to be bound by a certain restrictive covenant.  The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than our board of directors) confidential or proprietary knowledge or information which the executive officers may acquire during their employment.

Equity Award Agreements

Retirement, Death and Disability. Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees.  Following a termination due to death or disability, each named executive officer (or his estate) shall be entitled to the following:

●	Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his vested stock options.
●	Any unvested restricted stock or TRSUs outstanding at the time of an employee’s termination due to death or disability shall become immediately 100% vested upon such termination.
●	Upon a termination of employment due to retirement (as defined in the applicable award agreement), all unvested stock options and TRSUs shall become immediately 100% vested.

●	With respect to unvested PRSUs, if the executive dies or is disabled, or if the executive provides one year written notice before his intended retirement on or after reaching age 62 or age 60 with ten years of service with the Company, then (a) with respect to PRSUs for which the performance period has already ended, the continuous service requirement will be waived and such PRSUs will fully vest to the extent the performance metrics have been achieved, and (b) with respect to PRSUs’ for which the performance period has not ended, the continuous service requirement will be waived and a pro rata number of PRSUs will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the effective date of the executive’s termination and (y) the total number of full months in the respective performance period.

Termination without Cause or due to Good Reason. The PRSU agreements provide that, in the event of the executive’s termination without “cause” by us, or if the executive terminates his employment for “good reason” (each as defined in the Equity Plan), then (a) with respect to PRSUs for which the performance period has already ended, the continuous service requirement will be waived and such PRSUs will fully vest to the extent the performance metrics have been achieved, and (b) with respect to PRSUs for which the performance period has not ended, the continuous service requirement will be waived and a pro rata number of PRSUs will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the effective date of the executive’s termination and (y) the total number of full months in the respective performance period.

Change in Control.  With respect to unvested TRSUs and stock options awarded to our named executive officers, such awards will vest following a change in control if (i) the Equity Plan and the respective awards are not assumed by the surviving entity or (ii) the Equity Plan and the respective awards are assumed by the surviving entity but the executive is terminated without cause or resigns for good reason.

With respect to the PRSUs, the award agreement provides that, in the event of a change in control (as defined in the Equity Plan), and  the awards are assumed by the surviving entity, then the PRSUs will be fixed at the target (100%) performance level on the effective date of the change in control and will be deemed earned (the “Earned PRSUs”), subject to the continuous service requirement; provided that, if within two years of the change in control, the executive is terminated without cause by us or the executive terminates his employment for good reason, the continuous service requirement will be waived and all Earned PRSUs will immediately vest. If the PRSU Agreement is not assumed by the surviving entity, the market value of the target (100%) number of PRSUs will be determined as of the date of the change in control and such amount will be deemed earned (the “Earned Cash PRSU Amount”), subject to the continuous service requirement; provided that, if within two years of the change in control, the executive is terminated without cause by us or the executive terminates his employment for good reason, the continuous service requirement will be waived and the Earned Cash PRSU Amount will immediately vest.

Potential Post-Employment Payments Due to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann

The table below sets forth the estimated amount of compensation payable to Mr. Eccher, Mr. Adams, Mr. Collins, Mr. Pilmer and Mr. Gartelmann in the event of (1) the executive’s involuntary termination (termination by the Company without cause or by the officer for good reason), (2) the executive’s involuntary termination following a change in control, and (3) the executive’s retirement, death or disability.  If we terminate such named executive officer’s employment for “cause” or the executive resigns, then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination.  The amounts shown assume termination was effective as of December 31, 2021, and that the per share price of our common stock as of termination was the closing price of $12.54 on December 31, 2021 (the last trading day of the year).

		Payments Upon		Payments Upon
		Involuntary		Involuntary		Payments Upon
		Termination(2) —		Termination(2) —		Retirement,
		No Change in		Change in		Death or
Name	Type of Payment(1)	Control ($)		Control ($)		Disability ($)
James Eccher	Cash Severance	1,180,026	(3)	2,136,004	(4)	-
	Continuation of Insurance	-		23,448	(5)	-
	Acceleration of TRSUs	-		833,609		833,609
	Acceleration of PRSUs	85,590	(6)	256,769	(7)	85,590	(6)
	Outplacement Services	-		20,000		-
	Total	1,265,616		3,269,830		919,199
Bradley Adams	Cash Severance	-		846,897	(4)	-
	Continuation of Insurance	-		31,264	(5)	-
	Acceleration of TRSUs	-		409,920		409,920
	Acceleration of PRSUs	44,835	(6)	134,504	(7)	44,835	(6)
	Outplacement Services	-		20,000		-
	Total	44,835		1,442,585		454,755
Gary Collins	Cash Severance	-		816,351	(4)	-
	Continuation of Insurance	-		21,846	(5)	-
	Acceleration of TRSUs	-		390,571		390,571
	Acceleration of PRSUs	44,375	(6)	133,125	(7)	44,375	(6)
	Outplacement Services	-		20,000		-
	Total	44,375		1,381,893		434,946
Donald Pilmer	Cash Severance	-		716,121	(4)	-
	Continuation of Insurance	-		31,264	(5)	-
	Acceleration of TRSUs	-		330,818		330,818
	Outplacement Services	-		20,000		-
	Total	-		1,098,203		330,818
Richard Gartelmann	Cash Severance	-		516,526	(4)	-
	Continuation of Insurance	-		31,264	(5)	-
	Acceleration of TRSUs	-		168,375		168,375
	Outplacement Services	-		20,000		-
	Total	-		736,165		168,375

(1)	Payments due to all named executive officers in connection with a change in control are subject to reduction to the extent necessary to avoid an excess parachute payment under Code Section 280G.
(2)	An “involuntary termination” is a termination by the employer without “cause” or a resignation by the executive for “good reason.”
(3)	Represents 24 months of salary continuation under Mr. Eccher’s employment agreement.
(4)	For Mr. Eccher, under his employment agreement, he is entitled to three times his current base salary plus his average bonus paid over the past three years. For each other executive, under his respective compensation and benefits assurance agreement, he is entitled to two times his base salary plus his average bonus paid over the past three years.
(5)	Represents the monthly premium paid by us for the continuation of health insurance for a period of 18 months with respect to Mr. Eccher and 24 months for each other executive under each executive’s employment agreement or compensation and benefits assurance agreement, as applicable.
(6)	Represents a pro rata number of PRSUs that will vest determined based on (i) the target (100%) number of PRSUs that can be issued multiplied by (ii) the quotient of (x) the number of full months that have elapsed between the first day of the performance period and the assumed termination date of December 31, 2021 and (y) the total number of full months in the respective performance period.

(7)	With respect to all PRSUs, the number of shares that vest for each named executive officer, and thus the value reflected in the table, is based on the target (100%) performance level.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer and President, James Eccher.

For 2021, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our company (other than Mr. Eccher) was $56,977; and
●	the total annual compensation of our Chief Executive Officer was $1,717,080.

Based on this information, for 2021 the ratio of the annual total compensation of Mr. Eccher, our Chief Executive Officer and President, to the median of the annual total compensation of all employees was 30 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.	We determined that as of December 31, 2021, our employee population consisted of 890 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.
2.	To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2021, but did not work for us the entire year. No full-time equivalent adjustments were made for part time employees.
3.	We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.
4.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”
5.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $56,977. The difference between such employee’s wages and the employee’s total compensation represents the estimated value of such employee’s life insurance, health care benefits, and company 401(k) contribution (estimated for the employee and such employee’s eligible dependents at $4,796.)
6.	With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement, adjusted as follows. To maintain consistency between the annual total compensation of our Chief Executive Officer and the median employee, we added the estimated value of our Chief Executive Officer’s health care benefits (estimated for our Chief Executive Officer and his eligible dependents at $15,632 to the amount reported in the Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $1,732,712, which exceeds the amount reported for him in the Summary Compensation Table by $15,632.

DIRECTOR COMPENSATION

We do not pay our “inside” employee-directors any additional compensation for their service as directors.  For their service in each quarter of 2021, we paid our non-employee directors the following cash fees:

●	a director service fee of $33,000 ($8,250 payable quarterly);
●	a chairman retainer of $12,500 ($3,125 payable quarterly to Mr. Skoglund);
●	a lead director fee of $7,000 ($1,750 payable quarterly to Mr. Finn);
●	an Audit Committee Chair fee of $7,000 ($1,750 payable quarterly to Mr. Tapscott);
●	a Compensation Committee Chair and Risk Committee Chair fee of $5,000 each ($1,250 payable quarterly to Mr. Ladowicz and Mr. Bonifas, respectively); and
●	committee member fees of $3,000 ($750 quarterly), other than our Nominating/Governance Committee, which is an annual fee of $750 ($188 payable quarterly).

Director fees are paid a quarter in arrears, and are paid based on service for the prior quarter.  Three new directors were appointed in 2021, and each earned fees for the quarter of appointment, payable the following quarter.

We also grant our non-employee directors annual equity awards in the form of restricted stock units.  These awards cliff vest on the third anniversary of the grant date.  The grant date of the 2021 equity awards was February 16, 2021, and these awards will vest on February 16, 2024.

Our director, Keith Acker, also serves as an employee of Old Second National Bank in the role of Executive Vice President. In that capacity, he receives approximately $417,485 in annual base salary and reimbursement for country club dues. He is also entitled to participate in our benefit programs.  In addition, Mr. Acker entered into an Amended and Restated Life Insurance Agreement with West Suburban (the “Life Insurance Agreement”), which we assumed in the merger. Under the terms of the Life Insurance Agreement, his named beneficiary will be entitled to a death benefit, the amount of which will vary depending on his employment status at the time of death as follows: (a) if he dies while covered under the Life Insurance Agreement and while actively employed by Old Second, his beneficiary will receive a death benefit of $750,000; (b) if he dies while covered under the Life Insurance Agreement but after his retirement, his beneficiary will receive a death benefit of $375,000; or (c) if he dies while covered under the Life Insurance Agreement and after suffering a disability, his beneficiary will receive a death benefit of $375,000.  Old Second will be entitled to any excess death benefit amount that becomes payable under the applicable insurance policies purchased to fund the Life Insurance Agreement.

The following table sets forth the compensation paid to each of our non-employee directors and to Mr. Acker in 2021:

	Fees earned or	Stock		All Other
	paid in cash(1)	Awards(2)		Compensation		Total
Name	($)	($)		($)		($)
Keith Acker	-	-		38,540	(8)	38,540
Edward Bonifas	40,375	42,748	(3)	-		83,123
Barry Finn	52,563	42,748	(3)	-		95,311
William Kane	40,938	42,748	(3)	-		83,686
Dennis Klaeser (4)	9,750	18,000	(5)	-		27,750
Keith Kotche (7)	-	-		-		-
John Ladowicz	47,563	42,748	(3)	-		90,311
Billy J. Lyons, Jr.	36,750	42,748	(6)	-		79,498
Hugh McLean	39,000	42,748	(3)	-		81,748
William B. Skoglund	51,500	42,748	(3)	-		94,248
Duane Suits	36,750	42,748	(3)	-		79,498
James Tapscott	49,750	42,748	(3)	-		92,498
Patti Temple Rocks	36,750	42,748	(3)	-		79,498
John Williams, Jr. (7)	-	-		-		-
Jill York	36,750	42,748	(6)	-		79,498

(1)	We maintain the Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Directors (the “Director Deferred Compensation Plan”) under which directors are permitted to defer receipt of their directors’ fees. The directors who participate in the plan are permitted to make hypothetical investments in publicly-traded funds that are held in an insurance company separate account, with respect to the contributions credited to their plan accounts. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are our unsecured obligations. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.
(2)	The amounts represent the grant date fair value for equity awards in accordance with ASC 718 — “Compensation-Stock Compensation.” A discussion of the assumptions used in calculating the values may be found in Note 1 of our audited financial statements included in our 2021 Annual Report on Form 10-K.
(3)	Total unvested restricted stock units held by such director at December 31, 2021 was 6,773, which includes awards granted in 2019 through 2021.
(4)	Mr. Klaeser was appointed to the board of directors in August 2021.
(5)	Total unvested restricted stock units held by such director at December 31, 2021 was 1,500.
(6)	Total unvested restricted stock units held by such director at December 31, 2021 was 5,273, which includes awards granted in 2020 through 2021.
(7)	Mr. Kotche and Mr. Williams were each appointed to the board of directors in December 2021, upon our acquisition of West Suburban.
(8)	Represents the following payments to Mr. Acker in his capacity as Executive Vice President of the Bank, a position he has held since December 1, 2021: $36,930 in base salary; $904 in country club dues; and $706 in 401(k) matching contributions. Mr. Acker did not receive any compensation for his service as director.

PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as the Company, to conduct a separate stockholder advisory vote to approve the compensation of the registrant’s executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, commonly referred to as a “say-on-pay” vote.  In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers.

As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of our compensation programs have been to align executive officer compensation with the success of meeting our strategic operating and financial goals. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2021.  The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving our goals, and that the compensation of our named executive officers in fiscal year 2021 reflects and supports these compensation policies and procedures.

In accordance with the requirements of the Dodd-Frank Act and the rules and regulations promulgated thereunder, the following resolution is submitted for stockholder approval:

“RESOLVED, that our stockholders approve, on an advisory, non-binding basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in our proxy statement dated April 14, 2022.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares having voting power present in person or by proxy at the annual meeting.  Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will not be considered entitled to vote on this proposal and will therefore have no effect on the outcome.

While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on the Compensation Committee or our board of directors and may not be construed as overruling any decision by the Compensation Committee or our board.  However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The board of directors recommends that you vote “FOR” this proposal.

PROPOSAL 3:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

Our stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2022.  If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares having voting power present in person or by proxy at the annual meeting.  Abstention will be counted as a vote present in person or by proxy at the annual meeting and entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

The board of directors recommends that you vote “FOR” this proposal.

Accountant Fees

The table below aggregates fees for professional services rendered in or provided for 2021 and 2020, as applicable, by Plante & Moran, PLLC:

Type of Fees	2021	2020
Audit Fees(1)	$438,600	$356,366
Audit-Related Fees(2)	31,000	30,500
Tax Fees(3)	-	-
All Other Fees(4)	11,000	11,000
Total Fees	$480,600	$397,866

(1)	Audit Fees. Audit fees consist of fees for professional services rendered for the integrated audit of our consolidated financial statements, including procedures required to comply with U.S. Department of Housing and Urban Development, review of the Company’s quarterly reports on Form 10-Q, annual report on Form 10-K, consent on Form S-4 in 2021 and Form S-8 in 2020, and consulting on financial accounting and reporting standards in 2021 and 2020. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
(2)	Audit Related Fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports and the employee benefit plan audit. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.
(3)	Tax Fees. Tax fees cover tax compliance/preparation and other tax services billed or expected to be billed for services rendered during each fiscal year.
(4)	All Other Fees. Consists of fees for all other services provided other than those reported above and are comprised of non-tax related advisory and consulting services and review of other regulatory filings.

Pre-Approval Policy

The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by our independent registered public accounting firm.  All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee.  The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project.  The authority to grant pre-approvals may be delegated to one or more members of the Audit Committee.  The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting.  All services provided by Plante & Moran, PLLC, and all fees related thereto, were approved pursuant to the pre-approval policy.  The Pre-Approval Policy is available on our website at www.oldsecond.com.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K.  The committee is comprised solely of directors who are independent under the rules of the NASDAQ Stock Market.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2021, with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period.  The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and by SAS 114 (The Auditor’s Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence).  Based on the review and discussions with management and Plante & Moran, PLLC, the Audit committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2021, for filing with the SEC.

Submitted by:

Mr. James Tapscott (Chairman)

Mr. Barry Finn

Mr. Dennis Klaeser

Mr. John Ladowicz

Mr. Billy Lyons

Mr. Hugh McLean

Mr. Duane Suits

Ms. Jill York

Members of the Audit Committee

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, if applicable, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report  at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Stockholder Relations Manager at the contact information below if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to our Stockholder Relations Manager at the contact information below.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed.  Please address such requests to our Stockholder Relations Manager at the contact information below.

Stockholder Relations Manager, Shirley Cantrell

Old Second Bancorp, Inc.

37 S. River St.

Aurora, Illinois 60507

Telephone: 630-906-2303

GENERAL

We will bear the cost of this proxy solicitation.  Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally, by telephone or through any other mode of communication, without additional remuneration to our officers, directors or employees for such activity.  In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting.  However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

James L. Eccher Chief Executive Officer and President
Aurora, Illinois April 14, 2022

OLD SECOND BANCORP, INC.
ATTN: SHIRLEY CANTRELL
37 SOUTH RIVER STREET
AURORA, IL 60506-4172

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78990-P67948 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OLD SECOND BANCORP, INC.

The Board of Directors recommends you vote FOR each director nominee in Proposal 1:

1. Proposal to elect six Class III director nominees to serve for a term expiring in 2025:

Nominees:	For	Against	Abstain
1a. Keith Acker	☐	☐	☐
1b. Edward Bonifas	☐	☐	☐
1c. Gary Collins	☐	☐	☐
1d. William B. Skoglund	☐	☐	☐
1e. Duane Suits	☐	☐	☐
1f. Jill York	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Proposal to approve on a non-binding, advisory basis, the compensation of the Company's named executive officers, as described in the Company's Proxy Statement.	☐	☐	☐
3. Proposal to ratify the appointment of Plante & Moran, PLLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If you plan to attend the meeting, please contact Shirley Cantrell at ShareholderRelations@oldsecond.com or by phone at (630) 906-2303 with your R.S.V.P. as seating is limited.

PLEASE SIGN AND DATE YOUR PROXY CARD. PLEASE SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR(S) ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE THE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

D78991-P67948

ANNUAL MEETING OF STOCKHOLDERS
OF
OLD SECOND BANCORP, INC.
TO BE HELD ON MAY 17, 2022

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Gary Collins and Bradley Adams, or any of them, with full power to act alone, the true and lawful proxies of the undersigned, each with full power of substitution and revocation, and hereby authorizes them to represent and to vote all of the shares of common stock of Old Second Bancorp, Inc. (the "Company"), that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of the Company to be held at Waubonsee Community College, 18 S. River St., Aurora, IL 60506 on Tuesday, May 17, 2022 at 9:00 a.m. Central Time, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made and the proxy is signed and returned, this proxy will be voted "FOR" each director nominee listed in Proposal 1 and "FOR" Proposals 2 and 3, and the named proxies will vote on any other business that properly comes before the Annual Meeting or any postponement or adjournment of it in accordance with their discretion. The undersigned acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

Continued and to be signed on reverse side